                                                  FILED PURSUANT TO RULE 424B(2)
                                                     REGISTRATION NO. 333-113925

                               KAHIKI FOODS, INC.
                              100,000 Common Shares

      This registration statement relates to 100,000 common shares of Kahiki Foods, Inc.

      The common shares, may be offered to the public by the selling shareholder and we will not receive any proceeds from the sale of the common shares.

      The common shares are not traded on any national securities exchange or on the NASDAQ stock market. The common shares are quoted on the pink sheets under the symbol "KSCI." The selling shareholder will be required to sell its common shares at $3.75 per share, until our common shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities.

    THE SECURITIES OFFERED HEREBY INVOLVE A CERTAIN DEGREE OF RISK. SEE 'RISK
                          FACTORS" BEGINNING ON PAGE 4

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
      COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY AND ADEQUACY OF THIS OFFERING. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

          The date of this Registration Statement is October 19, 2004.

                                     SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this registration statement. Prospective investors should read the entire prospectus before making an investment decision.

                                    ABOUT US

      Kahiki Foods, Inc. was incorporated in Ohio in 1982. Our principal business is to develop, manufacture and market frozen and other finished Asian food products. In 1982, we acquired a Polynesian restaurant in Columbus, Ohio known as the Kahiki Restaurant. We began a food processing operation in 1988 and in 1995 we opened a 7,000 square foot FDA approved processing facility. In 2000 we sold the restaurant and focused solely on our food processing business. Today, foods sold by us are packaged in bulk and/or frozen containers and include a wide variety of products, including egg rolls, appetizers, fried rice, sauces, meal kits, single serve entrees and family meal entrees. Our products are distributed to foodservice companies and institutions, retail grocery store chains and warehouse club stores. Our principal executive offices are located at 1100 Morrison Road, Columbus, Ohio 43230 and our telephone number is (614) 332-3180.

                               TERMS OF OFFERING

SECURITIES OFFERED:     Common shares.

OFFERING PERIOD:        The common shares are being offered on a "best efforts"
                        basis by the selling shareholder from time to time at a price of $3.75 per share.

COMMON SHARES
   OUTSTANDING          3,588,848 common shares.

                          SUMMARY FINANCIAL INFORMATION

      The following information has been derived from our financial statements included elsewhere in this prospectus and should be read in conjunction with such financial statements and the related notes thereto.

INCOME STATEMENT DATA                       Year Ended March 31                         Three Months Ended June 30
---------------------       --------------------------------------------------        -------------------------------
                                2004                2003                2002            2004                   2003
                            -----------        ------------        -----------        -----------        ------------
                                                                                               (unaudited)
Net Sales                   $14,761,923        $ 9,204,684         $ 9,374,917        $ 5,306,536        $ 1,801,301

Net Income (loss)           $   698,113            (85,923)             77,451        $   145,087            (70,668)

Net Income Per Share        $      0.24               (.03)                .03        $      0.04              (0.02)

BALANCE SHEET DATA     March 31 2004  June 30, 2004
                       -------------  -------------
                                       (unaudited)
Total Assets            $13,028,737    $13,789,962
Working Capital         $   701,103    $   517,256
Long Term Debt          $ 5,148,181    $ 5,018,138
Total Liabilities       $ 9,680,870    $ 9,706,055
Shareholders' Equity    $ 3,347,592    $ 3,483,907

                                  RISK FACTORS

      Prospective purchasers should carefully consider the following risk factors, in addition to the other information contained in this prospectus, before purchasing the securities being offered.

                        We depend on a few key employees and the loss of our
            president should have a severe impact on us -The applied talent and experience of our President, Michael C. Tsao, provides the critical management skills necessary to guide and protect our financial and operational well being. Our prospects would be severely affected if Mr. Tsao, for any reason, were unable to continue to perform his duties. For example, it is an event of default under our current bank financing if Mr. Tsao ceases to serve as our President.

                        Our Management holds a majority of our outstanding
            common shares, which may affect the ability of minority shareholders to influence our activities - Assuming no exercise of warrants or options, current management owns approximately 57.50% of our outstanding common shares. As a result, current management is in a position to effectively elect all of our Directors and control our affairs and policies.

                        If we are unable to obtain additional funding, we may be
            unable to fully implement our plan of operations - The rapid expansion of our business and the costs associated with constructing and equipping our new manufacturing facility have strained our cash flow. As a result, we are seeking additional financing through traditional bank financing or a debt or equity offering. There can be no assurances of our ability to obtain financing for our operations.

                        Raw material cost increases could materially impact our
            business - We purchase the raw materials (vegetables, rice and meats) which go into our products from a variety of sources locally and regionally. We have not entered into any long term supply contracts with our raw material suppliers. Increases in the costs of raw materials could have a material adverse effect on our business and our ability to compete with larger, integrated food manufacturers.

                        We may be exposed to potential product liability claims
            which could have an adverse impact on our business - While we endeavor to sell safe products, there is a possibility that a vendor could handle our products improperly or that someone could have an adverse reaction to a product. We maintain commercial general liability insurance in the amount of $1,000,000 per occurrence and $2,000,000 aggregate. Although we believe that the amount of insurance coverage is sufficient for our operations, there is no assurance that the coverage will be adequate. Any successful claims against us in excess of our insurance coverage could have a material adverse effect on Kahiki.

                        Governmental regulations may lead to increased costs and
            decreased revenues, both of which may negatively affect our potential profitability - We are subject to extensive regulations by federal, state and local governmental authorities regarding the quality, purity, manufacturing, distribution and labeling of food products. Our manufacturing facility is subject to regulation and inspection by the United States Department of Agriculture, the United States Food and Drug Administration, and the State of Ohio Departments of Agriculture and Health. A finding of a failure to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of our facility for a period of time. In addition to licensing requirements, a regulatory agency could declare a food product hazardous or limit its use or require a recall. We believe that we are in substantial compliance with all material governmental regulations regarding our products and that we have all government permits, licenses, qualifications and approvals required for our operations. However, there can be no assurance that we will be able to continue to comply with those regulations, or comply with future regulations, without inordinate costs or interruption of our operations.

                        Because we depend on a limited number of principal
            customers for a majority of our sales, a loss of one principal customer could materially adversely affect our business and financial condition - Our ten largest accounts represented 64.4% of our sales in the year ended March 31 2004 and 67.9% of our sales in the year ended March 31, 2003. For the year ended March 31, 2004, Costco represented approximately 26.75%, Meijer's represented approximately 7.12% and Wal-Mart represented approximately 14.5% of our total sales. For the year ended March 31, 2003, Costco represented approximately 11%, Wal-Mart represented approximately 11.3% and Sam's Club represented approximately 20% of our total sales. We do not have contractual arrangements with our principal customers. If these companies cease ordering products from us, our business could be materially adversely affected.

                        Our business could be adversely affected if we are
            unable to adequately protect our proprietary technology - The proprietary technology we own or intend to acquire or develop will be one of the keys to our performance and ability to remain competitive. Our current intellectual property consists of recipes and cooking processes for our products and four trademarks. We may rely on a combination of patent, trademark, copyright and trade secret laws to establish and protect our proprietary rights. We will also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. We may however not be able to secure significant protection for service marks or trademarks we obtain. Our competitors or others could adopt product names similar to ours. Any of these actions by others might impede our ability to build brand identity and could lead to consumer confusion. Our inability to protect our brand name adequately could adversely affect our business and financial condition.

                        The steps we take to protect our proprietary information
            may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. The laws of other countries may not provide us with adequate or effective protection of our intellectual property.

                        Our initial public offering price may have little or no
            relationship to the price that would be established using traditional valuation methods, and therefore, the initial public offering price may not be sustainable once trading begins. The selling shareholder determined the offering price for our common shares. The offering price of our shares may have a little or no relationship to the price that would be established using traditional indicators of value, such as our future prospects and those of our industry in general; our sales, earnings and other financial and operating information; multiples of earnings, cash flows, and other operating metrics; market prices of securities and other financial and operating information of companies engaged in activities similar to ours; and the views of research analysts. As a result, our initial public price may not be sustainable once trading begins, and the price of our common shares may decline.

                        An active trading market for our shares may never
            develop which may lead to increased investment risk and inability to sell your shares - Our common shares are not listed for trading on any established market and trade infrequently. We will endeavor to list our common shares on the OTC Bulletin Board and, eventually, on NASDAQ. We cannot provide any assurance that our common shares will be quoted or continue to be quoted on the OTC Bulletin Board or NASDAQ. If there is no market for trading our common shares, the market price of our common shares will be materially and adversely affected.

                        We will incur increased costs as a result of being a
            public company - As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the NYSE and NASDAQ. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

                                 DIVIDEND POLICY

            We have never paid cash dividends on our common shares. Holders of common shares are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available therefore. Our ability to pay dividends will depend upon our future earnings and net worth. We are restricted by Ohio law from paying dividends on any of our outstanding shares while insolvent or if such payment would result in a reduction of our stated capital below the required amount.

      It is the intention of our Board periodically to consider the payment of dividends, based on future earnings, operating and financial condition, capital requirements and other factors deemed relevant by the Board. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount. Our Board may decide not to pay dividends in the near future, even if funds are legally available therefore, in order to provide us with more funds for operations. See "DESCRIPTION OF SECURITIES - Common Shares".

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of the common shares by the selling shareholder.

                               SELLING SHAREHOLDER

      The following table set forth the name of the selling shareholder, position with Kahiki Foods, Inc., if any, and the number of common shares, warrants and options owned by them. The number of common shares being registered are a portion of the common shares and warrants owned by such person. The number of common shares which may actually be sold by the selling shareholder will be determined from time to time by them, and will depend upon a number of factors, including the price of our common shares from time to time. Because the selling shareholder may offer all, some or none of the common shares that they hold, and because any potential offering by the selling shareholder is not being underwritten, no estimate can be given as to the number of common shares that will be held by the selling shareholder upon termination of such offering. See "Plan of Distribution." The table sets forth such information as of September 30, 2004, concerning the beneficial ownership of the common shares and warrants by the selling shareholder. All information as to beneficial ownership has been furnished by the selling shareholder.

                            Number of      Number of      Number of                      Number of     Percentage of
     Name and Address         Common         Common         $2.25         Number of        Common          Common
      of Shareholder          Shares      Shares Being     Warrants    $3.00 Warrants   Shares Owned    Shares Owned
      (Position with       Owned prior    Sold in this   Owned prior   Owned prior to  subsequent to   subsequent to
         Kahiki)           to Offering      Offering     to Offering      Offering      Offering(3)     Offering(6)
         -------           -----------      --------     -----------      --------      -----------     -----------
Barron Partners LP(1) (2)      588,235        100,000        294,117         294,117        488,235          13.6%
730 Fifth Avenue
9th Floor
New York, N.Y.
(None)

---------------------------
(1) Barron Partners LP is a Delaware limited partnership. The general partner of Barron Partners LP is Barron Capital Advisors LLC, a Delaware limited liability company. Andrew Barron Worden is the managing member of the Barron Capital Advisors LLC.

(2) Except as a shareholder since February 27, 2004, Barron Partners LP has not had a material relationship with Kahiki in the past three years.

(3)   Assumes that all securities offered are sold

                         DETERMINATION OF OFFERING PRICE

            The selling shareholder has determined the offering price for the selling shareholder's shares. The offering price has been arbitrarily determined and does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted criteria of valuation. Prior to this offering, there has been a very limited market for our common shares. The selling shareholder will be required to sell their shares at a price of $3.75 per share until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

                              PLAN OF DISTRIBUTION

      We will receive no proceeds from the sale of 100,000 common shares by the selling shareholder. The common shares, may be sold from time to time to purchasers directly by the selling shareholder. The selling shareholder has not indicated any current plan to distribute the common shares, and it is anticipated that they will either offer the common shares for sale for their own account or retain them for investment.

      The selling shareholder may, from time to time, sell any or all of their common shares on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at the price listed on the cover page of this prospectus until our shares are quoted on the Over-the-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling shareholder may use any one or more of the following methods to sell their shares: ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers; block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block of shares as principal to facilitate the transaction; purchases by a broker-dealer as principal and resale by the broker-dealer for its account; an exchange distribution in accordance with the rules of the applicable exchange; privately negotiated transactions; a combination of any such methods of sale; and any other method permitted pursuant to applicable law.

      The selling shareholder, acting alone or in concert with others, may be considered statutory underwriters under the Securities Act of 1933 if they are directly or indirectly conducting an illegal distribution of the securities on behalf of our corporation. If the selling shareholder is determined to be an underwriter, they may be liable for securities violations in connection with any material misrepresentations or omissions made in this prospectus.

      We intend to seek qualification for sale of the securities in those states where the securities will be offered. That qualification is necessary to resell the securities in the public market. The securities may only be resold if the securities are qualified for sale or are exempt from qualification in the states in which the selling shareholder or proposed purchasers reside. There is no assurance that the states in which we seek qualification will approve of the security resales.

      In addition, the selling shareholder and any brokers and dealers through whom sales of the securities are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

      The selling shareholder may pledge all or a portion of their securities as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, accounts or loan transactions. Upon default by such selling shareholder, the pledgee in such loan transaction would have the same rights of sale as the selling shareholder under this prospectus. The selling shareholder may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The selling shareholder may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholder under this prospectus.

      In addition to the above, the selling shareholder and any other person participating in a distribution will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholder or any such other person.

      There can be no assurances that the selling shareholder will sell any or all of the securities. In order to comply with state securities laws, if applicable, the securities will be sold in jurisdictions only through registered or licensed brokers or dealers. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Under applicable rules and regulations of the Securities Exchange Act of 1934, as amended, any person engaged in a distribution of the securities may not simultaneously engage in market-making activities in these securities for a period of one (1) or five (5) business days prior to the commencement of such distribution.

      All of the foregoing may affect the marketability of the securities. Pursuant to the various agreements we have with the selling shareholder, we will pay all the fees and expenses incident to the registration of the securities, other than underwriting discounts and commissions, if any, which are to be paid by the selling shareholder.

      Should any substantial change occur regarding the status or other matters concerning the shareholder, we will file an amendment to this prospectus disclosing such matters.

                        DIRECTORS AND EXECUTIVE OFFICERS

      The names of, and certain information with respect to, each of our officers and Directors are as follows:

Michael C. Tsao        53   Chairman of the Board, President and           1982
                            chief Executive Officer

Alice W. Tsao          53   Vice President, Secretary and Director         1982

Dr. Winston Bash       67   Director                                       1993

Alan Hoover            49   Senior Vice President-Sales and Marketing,     1999
                            Director

Bob Binsky             64   Director                                       1995

Bradford M. Sprague    53   Director                                       2004

Charles Dix            41   Director                                       2004

Allen J. Proctor       52   Director                                       2004

R.L. Richards          56   Director                                       2004

Julia A. Fratianne     41   Chief Financial Officer and Treasurer           N/A

Kenneth H. Kisner      64   Controller                                      N/A

Alfred Cheung          49   Vice President, Operations                      N/A

      All Directors are elected at the Annual Meeting of the Shareholders to serve for one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

      The following is a brief summary of the business experience of each of our Directors and executive officers:

      MICHAEL C. TSAO is our President and Chairman and has served in those capacities since 1982. Mr. Tsao has over thirty years of experience in the restaurant industry. He has served in an executive capacity for both full service and fast food restaurants. Prior to 1982, he served as President and General Manager of The Columbus Sheraton Plaza, a 400 room hotel. His experience in the food processing industry includes finance, operations, marketing analysis, purchasing, food preparation and facility management. Mr. Tsao managed and operated the Kahiki Restaurant for more than twenty years. From 1995 to 2000, Mr. Tsao was a director of Cable Link, Inc. (nka A Novo Broadband ) a major supplier of new and used cable tv equipment. Mr. Tsao is a graduate of Pasadena City College (Business Administration).

      ALICE W. TSAO is our Vice-President, Secretary and a Director and has served in those capacities since 1982. She has an Associates Degree from the Los Angeles Business College, with a major in computer science. Mrs. Tsao has been active in Kahiki's business with her husband Michael C. Tsao for the past twenty years.

      DR. WINSTON BASH has been a member of our Board of Directors since 1993. From 1983-2001 Dr. Bash held various positions with The Ohio State University including being the Director of Food Industries Center (College of Agriculture) and an instructor of several departments with most of the classes majoring in Food Process and Technology. He received his Ph.D., M.S. and B.S., from The Ohio State University. Dr. Bash's past experience prior to 1983 includes owning and operating the Rockford Meat Processing Company in Rockford, Ohio. He also was Vice-President and Production Manager of Friday Canning Corporation in New Richmond, Wisconsin and the General Sales Manager of the FMC Corporation, in the Eastern Operation Food Processing Machinery Division, located in Hoopeston, Illinois. Dr. Bash is also the co-inventor on a patent issued in 1972 on Forced Draft Evaporative Cooling for Hydroflex Sterilizers assigned to FMC Corporation. Dr. Bash is also accredited for many publications on food processing procedures.

      ALAN L. HOOVER became a Director in September, 1999. Mr. Hoover joined us in May, 1999 as Senior Vice President, Sales and Marketing. Prior to joining us, Mr. Hoover was Vice President, National Accounts for Tenneco Packaging/Pressware, a manufacturer of packaging and labels, in Columbus, Ohio. Mr. Hoover received his B.S. (Administrative Management) from Clemson University and his M.B.A. (Financial Management) from Benedictine University.

      BOB BINSKY has been a member of our Board of Directors since 1995. He was a Director and Executive Vice President of Cable Link Inc. (nka A Novo Broadband Incorporated), a major supplier of new and used cable tv equipment, from 1994 to August 2000. From August, 2000 to September, 2002, Mr. Binsky was a Director and

Manager of New Business Development of A Novo Broadband, Incorporated. Since October 2002, Mr. Binsky has been a business consultant providing cost containment, financial and marketing advice to various privately-held companies.

      BRADFORD M. SPRAGUE became a member of our Board of Directors in 2004. Since 2001, Mr. Sprague has been the Senior Vice President of First Capital Financial Group (dba Prism Financial Solutions), a financial advisory firm located in Columbus, Ohio. For ten years prior to forming Prism Financial Solutions, Mr. Sprague was the manager of A.G. Edwards & Sons, Inc.'s Columbus, Ohio public finance office. Mr. Sprague earned an undergraduate degree from Miami University and a Masters of Public Administrative from the Ohio State University.

      CHARLES DIX became a member of our Board of Directors in 2004. Since 1989, Mr. Dix has held various positions with Townsends, Inc., a Delaware based family-owned poultry corporation, including as General Manager - Townsends Culinary (1997-1998); as Complex Manager - Delaware Business Unit (1998 - 2000); and as the President and Chief Operating Officer (2000-present). Townsends, Inc, supplies chicken products to Kahiki at competitive prices. Mr. Dix received his BSBA in Management degree from Shippensburg University.

      ALLEN J. PROCTOR became a member of our Board of Directors in 2004. Since 2001, Dr. Proctor has been the principal of Allen Proctor Consulting, LLC, a Columbus Ohio based advisor to CEO's on strategic planning, financial reporting and investment oversight. Prior to forming Allen Proctor Consulting, LLC, Dr. Proctor was the Executive Director of the Ohio Police & Fire Pension Fund (1997-2001) and Vice President of Finance of Harvard University (1994-1997). Dr. Proctor's prior experience includes stints with the New York State Financial Control Board; Columbia University Graduate School of Business; Office of Management and Budget, City of New York; the Federal Reserve Bank of New York; and the International Bank for Reconstruction and Development. Dr. Proctor is a member of various non profit boards. He received his A.B. degree from Harvard University and PhD in international trade and finance from the University of Wisconsin-Madison.

      R.L. RICHARDS became a member of our Board of Directors in 2004. Since 1978, Mr. Richards has been Trustee of the R. David Thomas Trust, or its affiliates, directing the private business activities of the Thomas Family. Mr. Richards also serves on the boards of Acceptance Insurance Companies, Inc., Fifth Third Bank, Columbus, Ohio Division and Stanley Steemer International, Inc. Mr. Richards received a B.A. Economics and Political Science from Wittenberg University and J.D. from the Ohio State University - Michael Moritz College of Law.

      JULIA A. FRATIANNE joined us in March, 2004 as our Chief Financial Officer and became Treasurer in August 2,004. From 1987 to 2003, Ms. Fratianne held various finance positions with Metatec, Inc. (nka Inoveris, LLC), a Dublin, Ohio manufacturer of CD-ROMs, including as Vice President, Finance, Secretary and Treasurer from May, 1997 to October, 1998, and as Vice President, Finance and Administration from October 1998 to December, 2003. Ms. Fratianne received her B.S. (Accounting) from Miami University and is a certified public accountant.

      KENNETH H. KISNER is our Controller and was Treasurer until August, 2004. He is a graduate of Griswold Business College, with a major in Accounting. Mr. Kisner has been with us for the past fifteen years and prior to that he was controller for the Columbus Sheraton for approximately five years. Mr. Kisner is in charge of management support, payrolls, accounts receivable and payable, and maintaining and updating of all our records.

      ALFRED CHEUNG joined us in 2003 as our Vice President, Operations. Mr. Cheung has over 25 years of experience in the food industry in research and development, quality management and food processing. From 1998 to 2003, Mr. Cheung was a lecturer with the University of Hong Kong, Graduate School, Food Industry Management and Marketing. Additionally, from 2001-2002, Mr. Cheung was a consultant to Yum! Brands (the parent company of KFC, Pizza Hut and Taco
Bell), Hong Kong, and from 1998-2001, a consultant and director, Technical & Engineering Services of Tung Chun Company, a food manufacturer located in Hong Kong. Mr.

Chung received his B.S. in food science degree from the University of Minnesota and his masters degree in food science from the University of Illinois.

      The Board of Directors recently formed three committees. The Compensation Committee, which is charged with setting the compensation of our executive officers, consists of Bradford Sprague, Dr. Winston Bash and Charles Dix. The Audit committee, which will select the firm of independent public accountants that audit our financial statements, discuss the scope and results of the audit and discuss our financial accounting and reporting principles and the adequacy of our financial controls with the accountants and management, consists of Allen Proctor, Bradford Sprague and R.L. Richards. The Strategy Committee, which will chart the direction of Kahiki, consists of R.L. Richards, Allen Proctor, Bob Binsky, Charles Dix, and Bradford Sprague.

      All Directors are elected at the Annual Meeting of the Shareholder to serve for one year or until their successors are duly elected and qualified. Officers serve at the pleasure of the Board of Directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Amended Articles of Incorporation provide that Kahiki shall indemnify any Director or Officer (and may indemnify any other employee or agent of Kahiki or of another entity) who was or is a party or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director, officer, employee, or agent of Kahiki or is or was serving at the request of Kahiki as a director, officer, trustee, employee or agent of another company, domestic or foreign, non-profit or for-profit, partnership joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Kahiki, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of Kahiki.

      Determination of rights to indemnification shall be made by a majority vote of a quorum of the directors, or by the court in which such action, suit or proceeding was brought.

      We may obtain and maintain liability insurance against liabilities of its directors, officers, employees and agents, sufficient to cover its obligations under these indemnification provisions, and may obtain such liability insurance for liabilities of such persons not subject to any obligations of Kahiki under these indemnification provisions.

      The indemnification provided thereunder shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement or vote of shareholders or disinterested directors. In addition, if at any time the Ohio Revised Code ("Code") shall have been amended to authorize further elimination or limitation of the liability of directors or officers, then the liability of each director and officer of Kahiki shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the Code require such action. The provision does not limit the right of Kahiki or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Kahiki pursuant to the Articles of Incorporation, or otherwise, Kahiki has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of September 30, 2004, certain information concerning stock ownership of all persons known by us to own beneficially five percent (5%) or more of our outstanding common shares, and each director or officer and all officers and directors as a group:

  Name and Address of                  Number of Common           Percent of
    Beneficial Owner                    Shares Owned(1)             Class
    ----------------                    ------------                -----
Michael C. Tsao                         1,735,600(2)               34.45%
1100 Morrison Road
Columbus, Ohio 43230

Alice W. Tsao                           1,735,600(2)               34.45%
1100 Morrison Road
Columbus, Ohio 43230

Dr. Winston Bash                           66,922                   1.33%
4093 Roselea Place
Columbus, Ohio 43214

Bob Binsky                                500,392                   9.93%
20185 E. County Club Dr.
North Miami Beach, Fl 33180

Alan Hoover                               296,666                   5.89%
1100 Morrison Road
Columbus, Ohio 43230

Bradford M. Sprague                         5,400                    .11%
1636 Sherbourne Lane
Powell, OH 43085

Charles Dix                                 2,000                    .04%
30098 Southampton Bridge Road
Salisbury, Maryland 21804

Allen J. Proctor                            4,000                    .08%
471 Highgate Avenue
Worthington, Ohio 43085

R.L. Richards                               3,000                    .06%
5598 Preston Mill Way
Dublin, OH 43017

Julia A. Fratianne                              0                      0%
1100 Morrison Road
Columbus, Ohio 43230

Alfred Cheung                                   0                      0%
1100 Morrison Road
Columbus, Ohio 43230

Kenneth H. Kisner                          38,250                   1.07%
1100 Morrison Road
Columbus, Ohio 43230

Barron Partners LP
730 Fifth Ave., 9th Floor               1,176,469(3)               23.35%
New York, New York 10019

Officers and Directors as a Group       2,652,230                  52.68%
(11 Persons)

(1) Unless otherwise provided, the stated number of shares are owned directly by the person named. Shares shown include the following shares subject to options currently exercisable: Mr. Tsao, 12,000 shares; Ms. Tsao, 12,000 shares; Dr. Bash, 54,600 shares; Mr. Binsky, 200,600 shares; Mr. Hoover, 270,666 shares; Mr. Sprague, 3,000 shares; Mr. Dix, 2,000 shares; Mr. Richards, 3,000 shares; Mr. Proctor, 4,000 shares; and Mr. Kisner, 28,000 shares.

(2) Michael C. Tsao and Alice W. Tsao are husband and wife. The listed shares include 700,600 shares owned directly by Alice W. Tsao with respect to which Michael C. Tsao disclaims beneficial ownership and 1,035,000 shares owned by Michael C. Tsao with respect to which Alice W. Tsao disclaims beneficial ownership.

(3) Includes shares issuable upon the exercise of 294,117 $2.25 Warrants and 294,117 $3.00 Warrants.

                            DESCRIPTION OF SECURITIES



COMMON SHARES



      Our authorized capital consists of 10,000,000 common shares, without par value. As of the date hereof, 3,588,848 common shares are outstanding. In addition, 1,472,700 common shares are reserved for issuance upon exercise of warrants and options.



      Each holder of common shares is entitled to one vote for each share held on any matter properly submitted to the shareholders for a vote but is not entitled to vote cumulatively in the election of directors. The holders of common shares do not have any preemptive, subscription or redemption rights. The holders of common shares are entitled to receive dividends if, as and when declared by the Board of Directors. See "DIVIDEND POLICY".



WARRANTS



      We have authorized the issuance of 324,117 $2.25 Warrants. Each $2.25 Warrant is immediately exercisable and entitles the holder thereof to purchase one common share at an exercise price of $2.25 per share until February 27, 2009. Additionally, we have authorized the issuance of 294,117 $3.00 Warrants. Each $3.00 Warrant is immediately exercisable and entitles the holder thereof to purchase one common share at an exercise price of $3.00 per share until February 27, 2009. The number of shares to be received upon exercise, and the exercise price, are subject to adjustment in the event of a corporate reorganization, restructuring, share dividend or other corporate action, to maintain the rights of the warrant holders substantially as if such action had not occurred. We have reserved 618,234 common shares for issuance upon the exercise of the warrants.



OPTIONS



      We have authorized the issuance of 80,000 Common Share Purchase Options, each option entitling the holder thereof to purchase one common share at an exercise price of $1.80 per share until January 24, 2006. The number of shares to be received upon exercise, and the exercise price, are subject to adjustment in the event of a corporate reorganization, restructuring, share dividend or other corporate actions, to maintain the rights of the option holders substantially as if such action had not occurred. We have reserved 80,000 common shares for issuance upon the exercise of the options.



CERTAIN STATUTORY PROVISIONS



      Section 1701.831 of the Ohio Revised Code generally provides that certain "control share acquisitions" of shares of an "issuing public corporation" may be made only with the prior authorization of the shareholders of the corporation, unless the articles or code of regulations of the corporation otherwise provide. In addition, Chapter 1704 of the Ohio Revised Code, known as the "merger moratorium" chapter, generally prohibits a wide range of business combinations and transactions between or involving an issuing public corporation that is a reporting company under the Securities Exchange Act of 1934 and a person who, alone or with others, beneficially owns 10% or more of the voting power of the corporation (an "interested shareholder"). A corporation may provide in its Articles of Incorporation that Chapter 1704 shall not apply to the corporation. In addition, if the corporation's board of directors has approved the interested shareholder's acquisition of his shares or has approved the specific business combination or transaction in question, the general prohibitions of Chapter 1704 do not apply.



      Our Amended Articles of Incorporation and Code of Regulations do not contain any language excepting us from the provisions of Section 1701.831 or Chapter 1704 of the Ohio Revised code, and therefore both are applicable to us.

                                LEGAL PROCEEDINGS

      We are not currently engaged in any material legal proceedings.

                                  LEGAL MATTERS

      The validity of the common shares, warrants and options offered hereby will be passed upon for us by Carlile Patchen & Murphy LLP, Columbus, Ohio. Andrew J. Federico, of counsel to Carlile Patchen & Murphy LLP, holds options to purchase 30,600 of our common shares at $.22 per share; 10,000 common shares at $.56 per share; 6,000 common shares at $.625 per share; and 6,000 common shares at $.65 per share.

                                    BUSINESS

      This Registration Statement contains certain forward-looking statements including without limitation, statements concerning our operations, economic performance, financial condition and prospects, including in particular statements relating to our growth strategy. The words "estimate," "project," "intent," "believe," "expect," "anticipate," and other similar expressions generally identify forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this statement. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties, including, without limitation, those risk factors identified below and elsewhere in this statement. In addition, important factors to consider in evaluating such forward-looking statements include changes in external market factors, changes in our business or growth strategy or an inability to execute our strategy due to changes in our industry or the economy generally, the emergence of new or growing competitors and various competitive factors. Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of the risk factors described below and elsewhere in this statement. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this statement will in fact occur. Except as required by law, we disclaim any obligation to update or revise any of these forward-looking statements.

      Kahiki Foods, Inc. was incorporated under the laws of the State of Ohio in June 1982 for the primary purpose of acquiring a full-service restaurant in Columbus, Ohio known as the Kahiki Restaurant. The restaurant was founded in 1961 as a theme based Polynesian restaurant. The exterior roof resembled a massive Polynesian war canoe and the interior ceilings reached 60 feet in height. The restaurant's decor included authentic Polynesian artifacts, stone tiki gods and an authentic outrigger canoe. The restaurant was recognized as one of the Top 10, Five Star Diamond restaurants in the Asian-Pacific category. It won the Millennium Award as one of the Top 100 restaurants of the 20th Century and was named the top Polynesian restaurant in America in the 20th Century.

      From 1982 to 1988, our sole business was operation of the Kahiki Restaurant. We began a food processing operation in December of 1988 to manufacture and process frozen and other finished Chinese/Polynesian foods for wholesale distribution. Initially, production facilities consisted of part of the basement and food preparation areas of the Kahiki Restaurant. No automation was used in the production process, meaning all of the products distributed were processed completely by hand. In 1995, we opened an approximately 7,000 square foot automated food processing facility that received FDA approval.

      In the summer of 2000, we sold the land that the restaurant was located on, closing the restaurant on August 26, 2000. In September 2000, a medium sized (22,000 square feet) USDA approved food processing facility was opened.

      In December 2002, we acquired an existing approximately 119,000 square foot building on approximately 14.1 acres of land in Gahanna, Ohio a suburb of Columbus. We are currently renovating and equipping this facility to meet FDA regulations for the manufacture of food products. Upon completion, the facility will be used to prepare, freeze, package, store and ship our products, and house our administrative offices.

      We manufacture and sell oriental foods packaged in bulk and frozen containers. We have a wide variety of offerings which include: Egg Rolls, Appetizers, Fried Rice, Sauces, Stir-fry Meal Kits, Single Serve Entrees, and Family Meal Entrees. All of the foregoing products are marketed at the retail and bulk institutional levels.

      In March 2001, Kahiki was named "Best Asian Handheld Foods" by the American Tasting Institute during their "Awards of the Americas" ceremony at Carnegie Hall. Kahiki was awarded their prestigious "Best of Show" and "Gold Medal Taste" awards for several entrees, including egg roll and potsticker frozen food products.

      Our products are produced and distributed to three broad market segments: foodservice, retail and warehouse clubs. Product mix and packaging is directed to each of those segments.

      The Foodservice segment entails the distribution of bulk institutional products to wholesale distributors, academic and governmental institutions and restaurants. Products in this category may also be redistributed by wholesale distributors to their own retail accounts. Our major customers in this segment include Gordon Food Service, Best Express, Abbott Foods/Sysco, Magic Wok, Orlando Foodservice, and U.S. Foodservice. The foodservice segment represented approximately 9.27% of our revenues in fiscal year 2003 and approximately 9.25% of our revenues in fiscal year 2004.

      The Retail segment entails the distribution of both bulk institutional products and individually packaged products to grocery store chains for sale to consumers. These products are generally sold in the delicatessen or frozen food sections of the grocery store. We may call directly on the grocery store chain or utilize a food broker. Our major customers in this segment include The Kroger Company, Albertson's, C&S Wholesale, H.E. Butt, Publix, Meijer, Smart & Final, SuperValu, Wakefern and Wal-Mart Supercenters. The retail segment represented approximately 51.28% of our revenues in fiscal year 2003 and approximately 70.73% of our revenues in fiscal year 2004.

      The Warehouse Clubs segment entails the distribution of bulk retail products to warehouse clubs for sale to consumers and small businesses. These products are generally in larger servings and are sold in the delicatessen or frozen food sections of the store. We may call directly on the chain or utilize a food broker. Our major customers in this segment included Sam's Club and Costco. The warehouse club segment represented approximately 28.90% of our revenues in fiscal year 2003 and approximately 31.28% of our revenues in fiscal year 2004.

      Our ten largest accounts represented 64.4% of our sales in the year ended March 31, 2004 and 67.9% of our sales in the year ended March 31, 2003. For the year ended March 31, 2004, Costco represented approximately 26.75%, Meijer's represented approximately 7.12% and Wal-Mart represented approximately 14.5% of our total sales. For the year ended March 31, 2003, Costco represented approximately 11%, Wal-Mart represented approximately 11.3% and Sam's Club represented approximately 20% of our total sales.

PRODUCTS

      Our products are segmented into three main categories. They are as follows:

            - CONVENIENCE MEALS. Includes 11 oz. single serve entrees, 11 oz. "Deli Entrees", 12 oz. "Bowl & Roll Combos", 24oz "Meals for Two" entrees, 32 oz. "Twin Packs" 40 oz "Asian In Minutes" kits, and 48 oz. "Family Meals."

            - HAND-HELD PRODUCTS. Includes egg rolls, potstickers, and other appetizers.

            - FOODSERVICE PRODUCTS. Includes meal components such as fried rice, marinated meats, tempura meats, and Pacific Rim sauces.

      Convenience meals currently account for 56.64% of sales, hand-held products 34.11%, and foodservice products 9.25%.

            Our retail, deli and warehouse club product lines include:

            - ENTREES: 11 oz. single serve, 11 oz. "Deli Entrees," 12oz. Bowl & Roll combos, 24 oz. "Meals for Two" entrees, 32 oz. "Twin Packs" 40 oz. "Asian In Minutes" kits, and 48 oz. "Family Meals."

            - EGG ROLLS: 3 oz. Egg rolls, 1 oz. Minis, and individually wrapped 3 oz. Egg rolls using a suscepter sleeve.

            -     APPETIZERS: POTSTICKERS, Tempura Chicken, and Tiki Bites.

            - PLATTERS: 28.5 oz. "Aloha Party Platters" and 37.5 oz. "PuPu Platter."

      Our foodservice product lines include:

            - EGG ROLLS: Bulk packed 3 oz. Egg rolls, 1 oz. Minis and individually wrapped 3 oz. Egg rolls "To-Go!" using a suscepter sleeve.

            - APPETIZERS: Bulk packed potstickers, Tempura Chicken and Tiki Bites plus the "Appetizers To-Go Line" [for vending and C-Stores].

            - STIR-FRY MEAL KITS: 3-component system that can feed 9-12 people.

            - PACIFIC RIM SAUCES: Eight varieties of institutional size stir-fry sauces packed frozen and five shelf stable bottled sauces.

            - MEATS: Bulk packed meat components (cooked, sliced and marinated, or tempura style).

            -     RICES: Premium fried rice and steamed white rice.

KEY PRODUCT ATTRIBUTES

            - CONVENIENCE. Ease of use through the microwave oven is a significant factor for consumers and institutional foodservice operators. Our product line requires simple preparation and heating steps. Virtually every product is ready-to-serve within 20 minutes, providing quick and easy meal solutions for our customers.

            - AUTHENTIC TASTE AND STRONG FLAVOR PROFILES: We employ recipes and sauces used in the award-winning Kahiki restaurant to enhance the authenticity of our products. This allows us to achieve the best aroma, appearance, and flavor profile for our products.

            - HEALTH: Health conscious consumers generally recognize Pan Asian foods as offering health benefits. Kahiki does not use preservatives such as MSG and we only use the highest quality ingredients.

            - PACKAGING: Our products are enhanced through the use of modern packaging innovations, techniques, and graphics designs. We also utilize packaging that is environmentally responsible. Kahiki products incorporate bold, colorful graphics that command shelf attention.

PRICING

      Our pricing strategy focuses on avoiding price competition; this is accomplished in three ways. First, since the products are positioned in the gourmet and specialty food category, the shopper is conditioned not to make direct price comparisons with ordinary Asian foods. Second, by providing shoppers with a superior quality product, not only is the specialty status reinforced but consumers expect to pay a premium price if they are convinced that they are receiving far greater value than is available in the rest of the market. Finally, we focused our efforts on non-price competition, such as packaging and promotional activities, as a means of boosting sales revenue. Even though retail outlets are free to choose their own policies, this non-price competition is essential in encouraging them not to engage in price competition.

            This pricing strategy also provides greater long term flexibility through the growth curve of our products. As changes occur in customer demand, the market supply pricing policies will require revision. There is usually less customer resistance in starting with a premium price and revising it downward than by starting with a low price and attempting to increase it.

DISTRIBUTION.

      We ship directly to customers or to their distribution facilities. Some retail accounts employ a distributor because they do not own an in-house distribution warehouse. We will ship to their chosen distributor in this case. On the foodservice side of our business, we ship to various distributors who stock our products and re-sell them to end-users such as small restaurant operators, casinos, vending machine operators, etc.

MARKETING.

      We primarily advertise in trade journals such as Frozen Food Age, Deli Business, and Refrigerated & Frozen Food Retailer. These advertisements are generally a full page, in color, and focus on creating awareness of our products to the buyers and category managers at retail supermarkets. We market our products to various channels such as retain supermarkets (frozen food section, meat department, and deli grab & go section), dollar stores, convenience stores, membership warehouse clubs, and foodservice operators. We have a direct sales force of four sales managers with specific areas of responsibility. They direct the efforts of approximately 40 broker groups across the United States and Mexico. Our sales force will meet with buyers and category managers in an effort to sell our products to them.

REGULATIONS

      Our food processing facilities are subject to various federal, state and local regulations and inspection, and to extensive regulations and inspections, regarding sanitation, quality, packaging and labeling. Our manufacturing facility is subject to regulation and inspection by the United States Department of Agriculture, the United States Food and Drug Administration, and the State of Ohio Departments of Agriculture and Health. A finding of a failure to comply with one or more regulatory requirements can result in the imposition of sanctions including the closing of all or a portion of our facility for a period of time. In addition to licensing requirements, a regulatory agency could declare a food product hazardous or limit its use or require a recall. We believe that we are in substantial compliance with all material governmental regulations regarding our products and that we have all government permits, licenses, qualifications and approvals required for our operations.

COMPETITION

      We operate in a competitive environment and many of our competitors have greater financial, distribution and marketing resources. The oriental frozen food business is currently dominated by a select number of competitors of considerable size and financial resources, including Tyson Foods, Nestle, ConAgra Chung's, Schwan's Pillsbury, Hormel, Windsor Foods, and Kikkoman. Our market share in the retail entree business is less than 1%. In the frozen egg roll category, our market share is approximately 7%. All of these competitors have strong brand name recognition in the markets they serve. We believe that our quality products, pricing and niche marketing strategies will permit it to maintain a strong competitive position in its market.

SUPPLIERS

      Perishable food items, including meat, sea food, dairy and produce, are purchased locally or regionally by us. We have not experienced any material shortages of food or other products necessary to our operations and do not anticipate such shortages in the foreseeable future. We are not dependent upon any particular supplier or suppliers as a source for ingredients used in our products or for other items used in our operations.

EMPLOYEES

      As of September 30, 2004, we had approximately 121 full-time employees. Of these, 101 were involved in food processing operations and 20 in management and administrative capacities. We consider our employee relations to be good, and to date we have not experienced a work stoppage due to a labor dispute. None of our employees is represented by a labor union.

TRADEMARKS

      We currently have four active registered trademarks including our logo "KAHIKI" in three different classifications and the phrase "ASIAN IN MINUTES" with respect to prepared foods. We also have pending active registrations for "BOWL & ROLL" and "IT'S ASIAN TONIGHT", both of which we expect to have finalized in the very near future.

RESEARCH AND DEVELOPMENT

      We maintain a continuing research and development program to improve existing products and to develop new products. At the present time, 2 of our employees are directly involved in research and development. During fiscal years 2002, 2003, and 2004, we estimate that we spent $101,000, $82,000 and
$34,561,respectively, on research and development activities.

                                    PROPERTY

      We currently lease an approximately 22,000 square foot facility at 3004 East 14th Avenue, Columbus, Ohio. The lease requires monthly payments of $6,400 and runs through March 2005. We have the option to renew the lease for two additional three year terms. The structure currently meets FDA regulations for the manufacture of food products. The building houses equipment for preparing, freezing, packaging and storing our products. As we recently moved into the Gahanna, Ohio facility described below, we will attempt to sub-lease this Columbus, Ohio facility. There can be no assurance that we will be successful in attracting a tenant for the remaining term of the lease.

      In December 2002, we acquired an existing approximately 119,000 square foot building on approximately 14.1 acres of land in Gahanna, Ohio at a cost of $2.25 million. We recently renovated and equipped this facility to meet FDA regulations for the manufacture of food products. We have spent approximately $5.36 million on this renovation and the purchase of equipment. The State of Ohio holds a first mortgage and security interest in the land and equipment of the facility.

      The Gahanna facility will be used to prepare, freeze, package, store and ship our products, and house our administrative offices. The facility is expected to meet our needs for the foreseeable future. Since we moved into the Gahanna, Ohio facility in August, 2004, to avoid any production lapses, we intend to occupy both the Columbus and the Gahanna facility until we are certain that the Gahanna facility is fully functional.

      Management believes that our properties are adequately covered by insurance.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION



      Kahiki was founded in 1961 as a theme based Polynesian restaurant. It was recognized as one of the top restaurants in Asian-Pacific category. In 1995, we built a small (7,000 sq ft) USDA approved food-manufacturing facility on the restaurant site and began to market frozen Polynesian/Asian foods for wholesale distribution under the Kahiki(R) brand for retail and foodservice markets.



      In 2000, the Kahiki was named "The Coolest Bar in the World" by Food & Wine Magazine and "The Best Polynesian Restaurant in the World" by Restaurant & Hospitality Rating Bureau. In June 2000, we sold the land that the restaurant was located on to Walgreen's for $2,000,000, and we closed the restaurant on August 26, 2000. Since September 2000, we have concentrated on manufacturing of frozen foods and a medium sized (22,000 square foot) USDA approved facility was opened.



      For the year ended March 31, 2001, our highlights were disposing of assets like equipment, land, and building where the restaurant and plant were located, ceased our restaurant operation, declared stock dividends of 3 for 1 to all shareholders, opened a new processing plant, established a new corporate office, assembled a strong sales team, invested over $1,479,728 into leasehold improvements, processing equipment, and research and development.



      In December 2002, we arranged a state economic development bond with the State of Ohio for 4.18 million dollars. The proceeds were used to purchase a large production facility in the form of a 119,000 square foot food processing plant for 2.25 million dollars. The balance of the bond was used for leasehold improvements and equipment which sum had to be supplemented by additional funds from us in order to continue the project to completion. We have, or will have spent an additional $1.6 million on leasehold and expenses and opened the facility for operation in August of this year. We believe that this facility will meet our needs for the foreseeable future without having to expand the facility. If necessary, the property has an additional 17 acres for possible sale or expansion. The lease on our present 22,000 square foot facility will terminate in January 2005. We expect we will run somewhat parallel in operations until we are confident that all systems in the new facility are operating properly.



      In May of 2003, we delivered a two-for-one split for all shareholders.



      In February of 2004, we arranged the sale of 588,235 units ($1,000,000), consisting of 588,235 of our common shares and 588,234 of our warrants, to Barron Partners LP of New York and 14,705 ($25,000) to Bill Velmer of Salt Lake City, Utah at $1.70 per share.



      The transaction also included 294,117 Warrants at an exercise price of $2.25/common share and for 294,117 Warrants at an exercise price of $3.00/common share. The expenses associated with this offering included $70,000 to Laconia Capital and 30,000 Warrants to Laconia Capital for services as our placement agent. We are required to keep the common shares and warrants registered for a period of two years.



      In March of 2004, we sold a small warehouse for $110,000 and realized a gain of $75,271 on the sale.



      Currently, we have three marketing segments throughout the country; retail, foodservices, and warehouse clubs. Key customers in retail supermarket segments are: Wal-Mart Supercenters, The Kroger Co., Albertson's , C & S Wholesale, H.E. Butt, Publix, Meijer, Smart & Final, SuperValu, and Wakefern; in foodservice segments are: Gordon Food Service, Best Express, Abbott Foods/Sysco, Magic Wok, Orlando Food Service, and U.S. Food Service; and in warehouse clubs segments are: Sam's Club and Costco.



      Our current activities include:



       -      Product research and development

      -     Development of markets and distribution

      -     Market search of strategic alliances

      -     Development of corporate infrastructure

      -     Production of high quality Asian products under USDA guidelines

DISCUSSION OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

      Revenues are recognized when the goods are delivered.

USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

CASH

      For purposes of the statements of cash flows, cash includes cash on hand and demand deposits held by banks.

      We maintain our cash in three accounts with one financial institution. The carrying value is a reasonable estimate of the fair value.

MARKETABLE TRADING SECURITIES

      Management determines the appropriate classification of marketable securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. Our marketable securities are classified as trading. Trading securities are held for resale in anticipation of short-term fluctuations in market prices and are held at market value. Realized and unrealized gains and losses on the marketable securities are included in income.

      Marketable securities consist of an equity mutual fund with a cost basis of $555,032 as of March 31, 2004. The unrealized loss as of March 31, 2004 was $19,553.

ACCOUNTS RECEIVABLE - TRADE

      Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 15 days of the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances 60 days past the invoice date are considered delinquent. Payments received for accounts receivable are allocated to the specific invoices identified on the customer remittance advice or, if unspecified, are applied to the earliest unpaid invoices. We do not charge interest on past due account balances.

      The carrying amount of accounts receivable is reduced when necessary, by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management individually reviews all customer account balances on a monthly basis, and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. After management's review of all accounts receivable balances, management believes all amounts are collectible and a valuation allowance is not necessary.

INVENTORIES

      Inventories consist of perishable food products and paper supplies. The inventories are valued at the lower of cost (first-in, first-out method) or market. Impairment and changes in market value are evaluated on a per item basis.

      If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

PROPERTY AND EQUIPMENT

      Property and equipment is carried at cost, less accumulated depreciation computed using the straight-line method. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives of 5 to 39 years.

EARNINGS PER SHARE

      Earnings per share are computed on the weighted average number of common shares outstanding including any dilutive options.

LONG-TERM DEBT

      Long-term debt is subject to certain covenants and restrictions including maintenance of certain financial requirements. Rates currently available from the bank for debt with similar terms and remaining maturities are used to estimate the fair value of the debt. Our carrying value approximates the fair value of the debt.

STOCK OPTIONS

      We apply Accounting Principles Board Opinion No. 25 and related interpretations in accounting for our stock option plan for employees. The vesting period of the options granted range from immediately exercisable to four years.

LEASE COMMITMENTS

      We lease a facility used for our wholesaling operations under an agreement that is accounted for as an operating lease. This lease requires monthly payments of $6,400 through January 2005. We have the option to renew for two additional three-year terms.

      We also lease manufacturing equipment under operating lease agreements. These leases expire at various dates through 2008 and require total monthly payments of $18,621.

RESULTS OF OPERATIONS FOR THE QUARTER ENDED JUNE 30, 2004

      The following table contains certain amounts, expressed as a percentage of net revenues, reflected in our statements of income for the quarters ended June 30, 2004 and 2003:

      QUARTERS ENDED JUNE 30

                                           (in %)
                                            2004     2003
Revenues                                     100      100
Cost of Revenues                              71       72
                                             ---      ---

Gross profit                                  29       28
Operating Expenses                            23       35
                                             ---      ---

Income from operations                         6       (7)
Interest expense                              (1)      (2)
Interest and dividend income                   0        2
Net Gain (loss) on marketable securities       0        1
                                             ---      ---

Income from continuing operations before
           Income tax                          5       (6)
                                                      ---
Income tax                                     2       (2)
                                             ---      ---

Net Income                                     3       (4)
                                             ===      ===

REVENUES

      Revenues for the quarter ended June 30, 2004 were $5,215,735 compared to $1,801,301 revenues for the comparable quarter ended June 30, 2003. The increase is primarily due to food manufacturing sales efforts with the increase of new accounts, both retail and club stores, and due to the introduction of new items.

COST OF GOODS

      The gross margin on sales of products was $1,535,780 for the quarter ended June 30, 2004 compared to $505,883 for the quarter ending June 30, 2003. Gross margins vary widely depending on factors such as the product commodity prices and labor costs for the item produced. Cost of food increased significantly in the quarter ended June 30, 2004 to 31% of sales, compared to 23% of sales for the year ended March 31, 2004.The mass production of product line to club markets and higher volumes of business partially offset these higher raw material costs in the quarter ended June 30, 2004.

      Cost of sales include cost of food, freight, packaging, labor, and other expenses related to the manufacturing and distribution of the products produced. Depreciation related to manufacturing and distribution is expensed to cost of goods sold, and depreciation and amortization related to sales, general, and administration is expensed as an operating expense.

OPERATING EXPENSES

           Operating expenses for the quarter ended June 30, 2004 were $1,224,242 compared to $638,472 for the comparable period in 2003, which is an increase of $585,770 or 92%. Most of the increase was attributable to marketing and advertising expenses, which increased to $780,183 for the quarter ended June 30, 2004, from $327,154 for the quarter ended June 30, 2003.

RESEARCH AND DEVELOPMENT

           Expenditures on research and development were $14,026 for the quarter ended June 30, 2004 compared to $8,657 for the quarter ended June 30, 2003, an increase of 62%. The increase was due to increased development activities.

NET INCOME

           Our net income for the quarter ended June 30, 2004 was $145,007, as compared to a loss of $70,668 for the quarter ended June 30, 2003.

RESULTS OF OPERATIONS FOR THE YEAR ENDED MARCH 31, 2004

      The following table contains certain amounts, expressed as a percentage of net revenues, reflected in our statements of income for the years ended March 31, 2004 and 2003.:

          YEARS ENDED MARCH 31                   (in %)
                                                  2004     2003
Revenues......................................     100      100
Cost of revenues..............................      69       72
                                                   ---      ---
Gross profit                                        31       28
Operating Expenses............................      23       29
                                                   ---      ---
Income from operations........................       8       (1)
Interest expense..............................      (1)      (1)
Interest and dividend income..................       0        1
Net Gain (less) on marketable securities......       0        0
                                                   ---      ---
Income from continuing operations before
 Income tax...................................       7       (2)
Income tax....................................       2       (1)
                                                   ---      ---
Net income....................................       5       (1)
                                                   ===      ===

REVENUES

      Revenues for the year ended March 31, 2004 were $14,761,923 compared to $9,204,684 revenues for the comparable year ended March 31, 2003. The increase is primarily due to food manufacturing sales efforts with the increase of new accounts, both retail and club stores, and due to the introduction of new items.

COST OF GOODS

      The gross margin on sales of products was $4,487,049 for the year ended March 31, 2004 compared to $2,494,820 for the year ending March 31, 2003. Gross margins vary widely depending on factors such as the product commodity prices and labor costs for the item produced. The higher volume of business we experienced in the year ended March 31, 2004, resulted in a higher gross margin in 2004. We expect that the gross margins of the last twelve months reflect fairly our present volume.

      Cost of sales include cost of food, freight, packaging, labor, and other expenses related to the manufacturing and distribution of the products produced. Depreciation related to manufacturing and distribution is expensed to cost of goods sold, and depreciation and amortization related to sales, general, and administration is expensed as an operating expense.

OPERATING EXPENSES

      Operating expenses for the year ended March 31, 2004 were $3,320,378 compared to $2,648,616 for the comparable period in 2003,which is an increase of $747,588 or 29%. Most of the increase was attributable to marketing and advertising expenses, which increased to $1,904,049 in 2004 from $1,409,725 in 2003, or 35%.

RESEARCH AND DEVELOPMENT

      Expenditures of $34,561 for the year ended March 31, 2004 compared to $82,000 for the year ended March 31, 2003, a decrease of 58%. The decrease was due to our concentration on the construction of our new facility and the introduction of fewer new products during the year. We expect research and development activities to increase once we are in the new facility.

NET INCOME

      Our net income for the year ended March 31, 2004 was $698,338, as compared to a loss of $85,923 for the year ended March 31, 2003.

YEARS ENDED MARCH 31, 2003

      The following table contains certain amounts, expressed as a percentage of net revenues, reflected in our statements of income for the years ended March 31, 2003 and 2002:

YEARS ENDED MARCH 31                     (in %)
                                      2003     2002
                                      ----     ----
Revenues.........................      100      100
Cost of revenues.................       72       68
                                       ---      ---

Gross profit.....................       28       32
Operating expenses...............       29       30
                                       ---      ---

Income (loss) from operations....       (1)       2
Interest expense.................       (1)      (1)
Other Income.....................        0        0
                                       ---      ---

Income before income tax.........       (2)      (1)
Income tax.......................        1        0
                                       ---      ---

Net income.......................       (1)       1
                                       ===      ===

REVENUES

      Revenues for the year ended March 31, 2003 were $9,204,684, a 2% decrease from the previous year when revenues totaled $9,374,914. We stopped selling to one of our major club stores, but generated enough new business among many smaller accounts to keep our sales almost level.

COST OF GOODS

      The gross margin on sales of products was 28% for the year ended March 31, 2003 compared to 32% for the same period in 2002. Gross margins on our various products vary widely and are affected by both commodity prices and labor supply for the period. Gross margins decreased for the year ended March 31, 2003 due to lower sales and accelerated depreciation expense on assets to be abandoned.

OPERATING EXPENSES

      Operating expenses for the year ended March 31, 2003 were $2,648,616 compared to $2,834,939 for the same period ended March 31, 2002 and decreased by 9% due to our concentration on fewer products which were more in demand by our customers.

RESEARCH AND DEVELOPMENT

      Expenditures for research and development of $82,000 for the year ended March 31, 2003 were down 19% compared to 101,000 for the year ended March 31, 2002. The decrease was due to the introduction of fewer new products during the year.

NET INCOME

      Our net loss for the year ended March 31, 2003 was $(85,923) compared to net income of $77,541 for the year ended March 31, 2002. Lower sales and accelerated depreciation on assets to be abandoned contributed to the net loss for the year ended March 31, 2003.

LIQUIDITY AND CAPITAL RESOURCE

BANK FINANCING MATTERS

      We had two lines of credit from various banks totaling $1,200,000. As of March 31, 2004, $1,000,000 was outstanding, compared to $1,037,396 at March 31, 2003. A $100,000 line of credit was paid off in March, 2004. The $1,100,000 line of credit accrues interest at a rate equal to the prime rate of the bank, and was scheduled to matured on May 19, 2004. On May 18, 2004 the $1,100,000 line of credit was extended for three months. On June 2, 2004, the $1,100,000 line of credit was paid off.

      On June 1, 2004, we entered into a two year agreement with a bank for a revolving loan facility. The borrowing base of the revolving loan facility is limited to the lesser of (i) $2,500,000 or (ii) the sum of (A) 85% of eligible accounts receivable, plus (B) 50% of eligible inventory. The line will be used to pay off the existing $1,100,000 line, and provide working capital. As of June 30, 2004, $1,001,556 was outstanding. The revolving loan matures on May 31, 2006. At June 30, 2004, we had working capital of approximately $700,000.

      Our receivables as of March 31, 2004 were $1,964,941 compared to $607,248 for the period ended March 31, 2003. Our payables for March 31, 2004 were $1,905,171 compared to $785,198 for the period ended March 31, 2003. Although sales for the year ended March 31, 2004 increased only 63% over prior year, sales for the quarter ended March 31, 2004 increased 166%, as compared to sales for the quarter ended March 31, 2003, and sales for the month ended March 31, 2004 increased 291%, as compared to the month ended March 31, 2003. These high sales increases in the last quarter caused an increase in accounts receivable for the year ended March 31, 2004 of 224% over prior year. Accounts payable increased due to higher year end sales, as well as increased accounts payable related to the construction of the new facility. Accounts payable included approximately $316,000 in construction costs at March 31, 2004.

      In December 2002, we arranged a state economic development bond with the State of Ohio for 4.18 million dollars. The bond matures December 1, 2022, and with interest rates and maturity dates as follows: $1,100,000 matures December 1, 2010 at an interest rate of 4.55%; $1,040,000 matures December 1, 2015, at an interest rate of 5.25%; and $2,040,000 matures December 1, 2022, at an interest rate of 5.85%. The proceeds were used to purchase a large production facility in the form of a 117,000 square foot food processing plant for 2.25 million dollars. The balance of the bond was used for building improvements and equipment, which sum had to be supplemented by additional funds in order to continue the project to completion. During the year ended March 31, 2004, $1,815,000 was drawn on the bond, completing the $4.18 million financing.

      During the fiscal year ended March 31, 2004, we spent $3,108,168 in building improvements and equipment. As of August 31, 2004, we have spent an additional $2,400,000, and anticipate spending approximately an additional $1,800,000 to complete the new plant for occupancy. Due to current cash flow shortages related to these additional building costs, we have recently ceased construction activities on the plant while we actively seek new debt or equity financing, the availability of which is uncertain. We do not believe that current cash and liquidity sources can satisfy our funding needs beyond the middle of our third fiscal quarter and, as stated above, we are exploring additional financing sources, which we believe are available to us. There can be no assurances of our ability to obtain additional financing.

      During the year ended March 31, 2004, we sold a marketable security, providing $536,000 in cash.

      We have raised approximately $862,000 in equity in February of 2004.

FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements. Such statements are not based on historical facts and are based on current expectations, including, but not limited to statements regarding our plan for future development and the operation of our business. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and similar expressions identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or forecasted. Among the factors that could cause actual results to differ materially are the following: a lack of sufficient capital to finance our business plan on commercially acceptable terms; changes in labor, equipment and capital costs; our inability to attract strategic partners; general business and economic conditions; and the other risk factors described from time to time in our reports filed with the Securities and Exchange Commission. You should not rely on these forward-looking statements, which reflect only Kahiki Food's opinion as of the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On August 9, 2004, our Board of Directors authorized the issuance of options to purchase 2000 common shares each at an exercise price of $3.40 per share (the then current market price) to Dr. Winston Bash, Bob Binsky, and Charles Dix (each a director) 3,000 common shares each at an exercise price of $3.40 per share to Bradford Sprague and R.L. Richards (each a director and the chairman of the Compensation Committee and Strategy Committee, respectively); and 4000 common shares at an exercise price of $3.40 per share to Allen Proctor (a director and chairman of the Audit Committee). Each option is exercisable through August 8, 2009.

      On January 24, 2004, our Board of Directors authorized the issuance of options to purchase 80,000 common shares at an exercise price of $1.80 per share (the then-current market price) to Bob Binsky (a Director) for consulting services rendered to us. Mr. Binsky is consulting with Kahiki on cost containment, financing options, financial matters and public relations. Each option is exercisable through January 23, 2006.

      On August 18, 2003, Alice Tsao, an officer and Director, loaned Kahiki $150,000 pursuant to a Subordinated Promissory Note bearing interest at the prime rate announced from time to time by Bank One, N.A., plus two percent. The promissory note matures on February 1, 2005, and is subordinated to all indebtedness of Kahiki to financial institutions.

      On April 18, 2003, our Board of Directors authorized the issuance of options to purchase 6000 common shares (as adjusted for share dividends) each at an exercise price of $.65 per share (the then-current market price, as adjusted for share dividends) to Dr. Winston Bash and Bob Binsky (each a Director) and Andrew J. Federico (our counsel). Each option is exercisable through April 18, 2008.

      On April 18, 2003, our Board of Directors declared a share dividend of one share for every share outstanding to shareholders of record as of May 1, 2003.

      On August 12, 2002, our Board of Directors authorized the issuance of options to purchase 6000 common shares (as adjusted for share dividends) each at an exercise price of $.625 per share (the then-current market price, as adjusted for share dividends) to Dr. Winston Bash and Bob Binsky (each a Director) and Andrew J. Federico (our counsel). Each option is exercisable through August 12, 2007.

      Options granted to Messrs. Binsky, Bash and Federico in 2003 and 2002 (as noted above) were in recognition of their service to the Board of Directors and on the Board's compensation committee. Each of the options were issued at market price, and no compensation was recorded.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

      We currently have 3,588,848 common shares, 618,234 warrants and 854,465 options issued and outstanding. The common shares sold in this offering will be fully tradeable without restrictions or further registration under the Securities Act.

      At present, approximately 2,206,567 of our 3,588,848 common shares issued and outstanding are "restricted" securities as that term is defined in Rule 144 under the Securities Act, and substantially all of these shares have been held for over one year. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate, who has owned restricted common shares beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or the average weekly trading volume during the four calendar months preceding the sale. A person who has not been an affiliate of ours for at least three months immediately preceding the sale and who has beneficially owned common shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

      Prior to this offering, there has been only a limited market for our common shares, which are traded on the Pink Sheets under the symbol "KSCI". The effect, if any, of public sales of our restricted common shares or the availability of such shares for future sale at prevailing market prices cannot be predicted. Nevertheless, the possibility that substantial amounts of restricted shares may be resold in the public market may adversely affect prevailing market prices for our common shares and could impair our ability to raise capital through the sale of equity securities.

      We have agreed with Barron Partners LP to keep the registration statement of which this prospectus is a part effective until the shares being offered hereby may be sold without registration or restriction pursuant to Rule 144(k), or if earlier, until the distribution contemplated in this prospectus has been completed. We have also agreed to indemnify, in certain circumstances, Barron Partners LP, any underwriters that participate in the distribution of the shares and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. Barron Partners has agreed to indemnify us, as well as certain related persons, in certain circumstances against certain liabilities, including liabilities under the Securities Act. We will pay all the fees and expenses incident to the registration of the securities, other than underwriting discounts and commissions, if any, which are to be paid by the selling shareholder.

      Stocks selling for less than $5.00 per share, excluding any broker or dealer commissions, may be designated as "penny stocks" and may be subject to certain requirements imposed by Rule 15g-9 of the Securities Exchange Act of 1934. Among other things, Rule 15g-9 requires broker/dealers to advise potential purchasers of a penny stock of the lowest offer and highest bid quotations for such stock and disclose to the potential purchaser its compensation in connection with the transaction. The net effect of such regulations may be to delay the sale of shares which are characterized as penny stocks. Our common shares are being offered at an initial offer price of $3.75 per share. However, we believe that the penny stock restrictions will not be applicable to our securities based on an exemption provided in Rule 3 (a) 51-1 of the Securities Exchange Act of 1934 which, among other things, provides an exemption from the penny stock restrictions for securities of companies that have had average revenues of at least $6,000,000 for the last three years. Kahiki has had average revenues of approximately $11,190,000 for the last three years.

      At September 30, 2004, there were approximately 220 holders of record of our common shares. No cash dividends have been declared or paid on our common shares during the last two fiscal years.

                             EXECUTIVE COMPENSATION

      The following table sets forth the amount accrued by us during Fiscal Years 2002, 2003 and 2004 for services rendered by our officers. This includes all compensation awarded to, earned by or accrued for the executive officers listed below during the periods in question:

                                                        Compensation
          Name and                                                                    Awards
          Position              Year     Salary     Bonus(2)    Other(3)          Stock Options(1)    Total
          --------              ----     ------     --------    --------          ----------------    -----
Michael C. Tsao                 2004    $135,000    $ 28,884    $  9,318           0           0    $175,026
Chairman, President and CEO     2003    $135,000    $      0    $      0           0           0    $135,000
                                2002    $136,792    $  5,000    $      0           0           0    $141,792

Alice W. Tsao                   2004    $ 55,000    $ 14,600    $ 12,381           0           0    $ 83,985
Vice President and Secretary    2003    $ 55,000    $      0    $      0           0           0    $ 55,000
                                2002    $ 49,537    $  3,000    $      0           0           0    $ 52,537

Alan Hoover                     2004    $135,000    $ 28,884    $ 11,696           0           0    $177,584
Senior Vice President           2003    $135,000    $  5,000    $      0           0       1,000    $140,000
                                2002    $140,144    $  5,000    $      0           0           0    $145,144

(1) Number of shares issuable upon exercise of options granted during the fiscal year, adjusted for share dividends.

(2)   2004 bonus paid in 2005

(3)   Includes car allowance and 401k match

                                                                 Number of Securities           Value of Unexercised in the
                          Shares                                Underlying Unexercised             money options at FY-
                       Acquired on                                 Option at FY-End                         End
Name                    Exercise        Value Realized         Exercisable/Unexercisable         Exercisable/Unexercisable
----                    --------        --------------         -------------------------         -------------------------
Michael C. Tsao            0                   $0                    $12,000/$0                         $35,640/$0
Alan Hoover                0                   $0                    $270,666/$0                        $928,389/$0
Alice Tsao                 0                   $0                    $12,000/0                          $35,640/$0

INCENTIVE STOCK OPTION PLAN

      In July, 2001, the Shareholders adopted and approved Kahiki's 2001 Non Qualified and Incentive Stock Option Plan ("Plan"). Pursuant to the Plan, 600,000 common shares have been reserved for issuance upon the exercise of options. Options granted under the Plan may be either (1) options intended to constitute incentive stock options ("ISO's") under the Internal Revenue Code of 1986 or (2) non qualified options. ISO's may be granted under the Plan to employees and officers of Kahiki. Non qualified options may be granted to consultants, directors (whether or not they are employees), employees or officers of Kahiki. The Plan is administered by the Board of Directors. The Board, within the limitation of the plan, determines the persons to whom options and awards may be granted, the number of shares to be covered by each option, whether the options granted are intended to be ISO's, the duration and rate of exercise of each option, the option purchase price per share and the manner of exercise.

      ISO's granted under the Plan may not be granted at a price less than the fair market value of the common shares on the date of grant (or 110% of fair market value in the case of persons holding 10% or more of the voting stock of Kahiki). The aggregate fair market value of shares for which ISO's granted to any employee are exercisable for the first time by such employee during any calendar year may not exceed $100,000. Non qualified options granted under the plan may not be granted at a price less than the lesser of (1) the book value of share of common stock as of the end of the fiscal year immediately preceding the date of such grant, or (2) 80% of the fair market value of the common shares on the date of grant. Options granted under the Plan will expire not more than 10 years from the date of grant (5 years in the case of ISO's granted to persons holding 10% or more of the voting securities of Kahiki).

      All options granted under the Plan are not transferable during an optionee's lifetime but are transferable at death by will or by the laws of descent and distribution. Options granted terminate within a specified period of time following termination of an optionee's employment or position as a director or consultant.

      We will not grant options and warrants in excess of 15% of the outstanding shares to officers, directors, employees, 5% shareholders or affiliates for a one year period following the conclusion of this offering.

COMPENSATION OF DIRECTORS

      In January, 2004, we engaged Bob Binsky, a member of our Board of Directors, as a consultant. Mr. Binsky's duties included advising Kahiki on cost containment planning, assisting in raising capital and public relations. For his services, Mr. Binsky was paid $25,000 and was issued options to purchase 80,000 common shares at $1.80 per share (the fair market value of the common shares on the date of grant.)

      Outside Directors of the Company are paid $1,000 for each Board of Director's meeting personally attended and $500 for each committee meeting. No fees are paid to directors for participation in telephonic meetings of the board or actions taken in writing.

                             REPORTS TO SHAREHOLDERS

      Kahiki Foods, Inc. is not a reporting company as defined by the Securities Exchange Act. If the Securities and Exchange Commission declares this registration statement effective, we will become subject to the information and reporting requirements of that act and we will file periodic reports, proxy statements and other information with the Securities and Exchange Commission.. Following completion of this offering, we will furnish our shareholders with annual reports containing audited financial information for each fiscal year and will file quarterly reports for the first three quarters of each fiscal year containing unaudited summary financial information with the Securities and Exchange Commission. Our fiscal year ends on March 31.

                             ADDITIONAL INFORMATION

We have filed a registration statement under the Securities Act of 1933 with the SEC with respect to the common shares, warrants and options offered hereby. This prospectus does not contain all of the information set forth in the registration statement, its amendments, schedules, and exhibits, certain portions of which are entitled as permitted by the rules and regulations of the Commission. For further information with respect to Kahiki Foods, Inc. and the common shares, warrants and options, please see the registration statement and the exhibits thereto. The registration statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from, the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information the public companies file electronically with the Commission. Additional information regarding the operation of the public reference room may be obtained by calling the SEC at 1-800-0330.

                               KAHIKI FOODS, INC.
                                 BALANCE SHEETS

                                                JUNE 30, 2004
                                                 (UNAUDITED)    MARCH 31, 2004
                                                 -----------    --------------
ASSETS
Cash                                            $    295,215     $  1,073,901
Marketable Securities                           $     30,000     $    585,032
Accounts Receivable                             $  1,509,592     $  1,964,941
Inventories                                     $  2,207,153     $  1,565,863
Prepaid Expenses                                $    133,657     $     16,055
Refundable income taxes                         $          -     $          -
Deferred Income Taxes                           $     28,000     $     28,000
                                                ------------     ------------
  Total current assets                          $  4,203,617     $  5,233,792
                                                ------------     ------------

Land                                            $    114,485     $    114,485
Building & Improvements                         $  2,499,262     $  2,499,262
Machinery & equipment                           $  2,076,900     $  2,052,144
Furniture & fixtures                            $     68,533     $     67,146
Vehicles                                        $    146,269     $    146,269
CIP                                             $  5,090,680     $  3,776,366
                                                ------------     ------------
                                                $  9,996,128     $  8,655,672
                                                ------------     ------------
less:  accum depreciation                       $ (1,623,304)    $ (1,475,370)
                                                ------------     ------------
  Net property & equipment                      $  8,372,824     $  7,180,302
                                                ------------     ------------

Deferred bond fees                              $    146,107     $    147,988
Deferred Taxes                                  $     27,000     $     27,000
Other                                           $    440,414     $    439,655
                                                ------------     ------------
  Total other assets                            $    613,521     $    614,643
                                                ------------     ------------

TOTAL ASSETS                                    $ 13,189,962     $ 13,028,737
                                                ============     ============

LIABILITIES & EQUITY
Current debt                                    $    529,491     $    529,491
Current portion of bond                         $    140,000     $    140,000
Line of credit                                  $          -     $  1,000,000
Accounts Payable                                $  2,453,535     $  1,905,171
Accrued expenses                                $    413,664     $    545,027
Income taxes payable                            $    149,671     $    413,000
                                                ------------     ------------
  Total current liabilities                     $  3,686,361     $  4,532,689
                                                ------------     ------------

Bond Obligation                                 $  3,967,545     $  4,002,546
Line of credit                                  $  1,001,556     $          -
Long-term debt                                  $  1,050,593     $  1,145,635
                                                ------------     ------------
  Total Liabilities                             $  9,706,055     $  9,680,870
                                                ------------     ------------

Stockholders' Equity
Common stock, no par value, 10,000,000
  shares authorized; 3,588,848 and 3,588,848    $  2,761,156     $  2,770,123
  Issued
Retained earnings                               $    722,751     $    577,744
                                                ------------     ------------
  Total stockholders' equity                    $  3,483,907     $  3,347,867
                                                ------------     ------------

TOTAL LIABILITIES & STOCKHOLDERS' EQUITY        $ 13,189,962     $ 13,028,737
                                                ============     ============

See notes to the consolidated financial statements.

                               KAHIKI FOODS, INC.
                       STATEMENT OF OPERATIONS (unaudited)

                                               THREE MONTHS ENDED JUNE 30,
                                                 2004            2003
                                                 ----            ----
Sales                                         $ 5,215,735     $ 1,801,301

Cost of sales:
  Cost of sales                                 3,548,807       1,169,688
  Depreciation                                    131,148         125,730
                                              -----------     -----------
    Total cost of sales                         3,679,955       1,295,418
                                              -----------     -----------

Gross margin                                    1,535,780         505,883

Operating expenses:
  Depreciation & amortization                      18,666          15,864
  General and administrative expenses           1,205,576         622,608
                                              -----------     -----------
    Total operating expenses                    1,224,242         638,472
                                              -----------     -----------

Income (loss) from operations                     311,538        (132,589)
                                              -----------     -----------

Other income (expense):
  Interest expense                                (54,187)        (33,246)
  Interest and dividend income                      6,747          36,982
  Net gain (loss) on marketable securities        (22,420)         21,780
                                              -----------     -----------
    Total other income (expense)                  (69,860)         25,516
                                              -----------     -----------

Income (loss) before income taxes                 241,678        (107,073)

Income tax expense (benefit)                       96,671         (36,405)
                                              -----------     -----------

Net income (loss)                                 145,007         (70,668)
                                              ===========     ===========

Weighted average shares outstanding:
  Basic                                         3,588,848       2,964,888
                                              ===========     ===========
  Diluted                                       4,292,430       2,964,888
                                              ===========     ===========

Net income (loss) per common share:
  Basic                                       $      0.04     $     (0.02)
                                              ===========     ===========
  Diluted                                     $      0.03     $     (0.02)
                                              ===========     ===========

See notes to the consolidated financial statements.

                               KAHIKI FOODS, INC.
                      STATEMENTS OF CASH FLOWS (Unaudited)

                                                           THREE MONTHS ENDED JUNE 30,
                                                               2004            2003
                                                               ----            ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                        $   145,007     $   (70,668)
  Adjustments to reconcile net income (loss) to
    net cash provided by operating activities
        Depreciation and amortization                          149,814         125,730
        Unrealized (gain) loss on marketable securities         14,980         (23,092)
        (Increase) decrease in operating assets:
           Accounts Receivable                                 455,349          54,323
           Inventories                                        (641,290)       (234,435)
           Refundable income taxes                                   -          56,000
           Other assets                                       (118,361)        (52,697)
        Increase (decrease) in operating liabilities:
           Accounts Payable                                    548,364         481,787
           Accrued Expenses                                   (131,363)         (1,639)
           Income taxes payable                               (263,329)        (91,414)
                                                           -----------     -----------
        Net cash provided by operating activities              159,171         243,895

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of equipment                                        (26,143)        (32,969)
  Purchase of new facility improvements                     (1,314,312)       (831,745)
  Proceeds from the sale of marketable securities              540,052         287,314
                                                           -----------     -----------
          Net cash used in investing activities               (800,403)       (577,400)
                                                           -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings on line of credit                               1,556          (6,000)
  Proceeds from long-term debt                                       -          73,908
  Proceeds from the issuance of bond obligation                      -         339,351
  Payments on long-term debt                                   (95,042)              -
  Costs from stock issuance                                     (8,967)              -
  Payment of bond obligation                                   (35,001)              -
                                                           -----------     -----------
           Net cash provided by financing activities          (137,454)        407,259
                                                           -----------     -----------

           Net increase (decrease) in cash                    (778,686)         73,754

Cash - beginning of period                                   1,073,901         182,672
                                                           -----------     -----------

Cash - end of period                                       $   295,215     $   256,426
                                                           ===========     ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for:
     Interest                                              $    54,186     $    33,246
     Income taxes                                          $   360,000     $         -

See notes to the consolidated financial statements.

                               KAHIKI FOODS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                                  June 30, 2004



NOTE 1     Basis of Presentation



The accompanying unaudited financial statements of Kahiki Foods, Inc. ("Company") have been prepared in accordance with Securities and Exchange Commission requirements for interim financial statements. Therefore, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The financial statements should be read in conjunction with the Form SB-2 of the Company.



The interim financial information is unaudited. In the opinion of management, all adjustments necessary to present fairly the financial position as of June 30, 2004, the results of operations and cash flows for the three month periods ended June 30, 2004 and 2003, have been included in the financial statements. Interim results are not necessarily indicative of results of operations for the full year.



The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Kahiki Foods, Inc.
Columbus, Ohio

We have audited the accompanying balance sheet of Kahiki Foods, Inc. (an Ohio corporation) as of March 31, 2004, and the related statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The 2003 financial statements were audited by other auditors who issued an unqualified opinion dated May 6, 2003.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kahiki Foods, Inc. as of March 31, 2004 and the results of its operations, changes in stockholders' equity, and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 11, certain errors resulting in overstatements of previously reported Net sales and general and administrative expenses for the years ended March 31, 2004 and 2003 were discovered during the current year. Accordingly, the 2004 and 2003 Statements of Operations have been restated to correct the errors.

                                          Child, Sullivan & Company
                                          Certified Public Accountants
                                          Salt Lake City, Utah
                                          June 3, 2004, except Note 11, which is
                                          dated September 16, 2004

                               KAHIKI FOODS, INC.
                                  BALANCE SHEET
                                 March 31, 2004

ASSETS
CURRENT ASSETS
   Cash                                                                                 $        1,073,901
   Marketable trading securities                                                                   585,032
   Accounts receivable - trade                                                                   1,964,941
   Inventories                                                                                   1,565,863
   Prepaid expenses                                                                                 16,055
   Deferred income taxes                                                                            28,000
                                                                                        ------------------
                                                                Total Current Assets             5,233,792

PROPERTY AND EQUIPMENT
   Land                                                                                            114,485
   Building and improvements                                                                     2,499,262
   Machinery and equipment                                                                       2,052,144
   Furniture and fixtures                                                                           67,146
   Vehicles                                                                                        146,269
   Construction in progress - new facility (Note 10)                                             3,776,366
                                                                                        ------------------
                                                                                                 8,655,672
   Accumulated depreciation                                                                     (1,475,370)
                                                                                        ------------------
                                                          Net Property and Equipment             7,180,302

OTHER ASSETS
   Deposits                                                                                        439,655
   Deferred bond fees (Net of amortization of 1998)                                                147,988
   Deferred income taxes                                                                            27,000
                                                                                        ------------------
                                                                  Total Other Assets               614,643
                                                                                        ------------------

                                                                        TOTAL ASSETS    $       13,028,737
                                                                                        ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Current portion of long-term debt (Note 5)                                           $          529,491
   Current portion of bond obligation (Note 5)                                                     140,000
   Lines of credit (Note 4)                                                                      1,000,000
   Accounts payable - trade                                                                      1,905,171
   Accrued expenses                                                                                545,027
   Accrued income taxes (Note 6)                                                                   413,000
                                                                                        ------------------
                                                           Total Current Liabilities             4,532,689

OTHER LIABILITIES
   Bond obligation (Note 5)                                                                      4,002,546
   Long-term debt (Note 5)                                                                       1,145,635
                                                                                        ------------------
                                                                   Total Liabilities             9,680,870

STOCKHOLDERS' EQUITY
   Common stock, no par value, 10,000,000 shares
     authorized; 3,588,848 shares issued and outstanding                                         2,770,123
   Retained earnings                                                                               577,744
                                                                                        ------------------
                                                                                                 3,347,867
                                                                                        ------------------

                                          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $       13,028,737
                                                                                        ==================

See Notes to Financial Statements.

                               KAHIKI FOODS, INC.
                            STATEMENTS OF OPERATIONS
                   For the Years Ended March 31, 2004 and 2003

                                                                                   2004                2003
                                                                             ----------------    ---------------
Net sales (Note 2)                                                           $     14,761,923    $     9,204,684
Cost of sales:
   Cost of sales                                                                    9,810,784          6,096,808
   Depreciation and amortization                                                      464,090            537,230
                                                                             ----------------    ---------------

Gross profit                                                                        4,487,049          2,570,646

Operating expenses:
   Depreciation and amortization expense                                               67,146                  0
   General and administrative expenses (Note 2)                                     3,253,232          2,591,468
   New facility expenses                                                                    0             57,148
                                                                             ----------------    ---------------

                                                   Income from operations           1,166,671            (77,970)

Other income (expenses):
   Interest expense                                                                  (137,834)          (120,854)
   Interest and dividend income                                                        34,779             61,951
   Net gain (loss) on marketable securities                                            17,874            (30,662)
                                                                             ----------------    ---------------

Income before income taxes                                                          1,081,490           (167,535)
   Income tax expense (benefit)                                                       405,102            (81,612)
                                                                             ----------------    ---------------

                                                               Net income    $        676,388    $       (85,923)
                                                                             ================    ===============

Basic earnings per share:
   Net income (loss) per share - weighted average shares
     outstanding 2,968,171 (2,964,888 in 2003)                               $           0.23    $        (0.03)
                                                                             ================    ===============

Diluted earnings per share:
   Net income (loss) per share - weighted average shares
     outstanding 3,506,186 (2,964,888 in 2003)                               $           0.19    $         (0.03)
                                                                             ================    ===============

See Notes to Financial Statements

                               KAHIKI FOODS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                   For the Years Ended March 31, 2004 and 2003

                                                                  Additional     Retained
                                          Common Stock             Paid-in       Earnings        Treasury
                                     Shares         Amount         Capital       (Deficit)         Stock          Total
                                   ---------     -------------  -------------  -------------   -------------  -------------
Balance at March 31, 2002          2,966,328     $   1,479,868  $     485,565  $     (12,721)  $     (86,000) $   1,866,712

   Purchase of 16,500
     treasury shares at cost                                                                         (16,500)       (16,500)
   Reissue 16,500
     treasury shares at cost                                                                          16,500         16,500
   Retirement of 1,440
     treasury shares                  (1,440)          (86,000)                                       86,000              0
Net Income (Loss)                                                                    (85,923)                       (85,923)
                                   ---------     -------------  -------------  -------------   -------------  -------------

Balance at March 31, 2003          2,964,888         1,393,868        485,565        (98,644)              0      1,780,789

   Reclassify additional
     paid-in capital                                   485,565       (485,565)                                            0
   Stock options exercised            21,000             3,530                                                        3,530
   Issuance of common stock          602,960           887,160                                                      887,160
Net Income (Loss)                                                                    676,388                        676,388
                                   ---------     -------------  -------------  -------------   -------------  -------------

Balance at March 31, 2004          3,588,848     $   2,770,123  $           0  $     577,744   $           0  $   3,347,867
                                   =========     =============  =============  =============   =============  =============

See Notes to Financial Statements

                               KAHIKI FOODS, INC.
                            STATEMENTS OF CASH FLOWS
                   For the Years Ended March 31, 2004 and 2003

                                                                                   2004                2003
                                                                             ----------------    ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                                         $        676,388    $       (85,923)

   Adjustments to reconcile net income (loss) to net cash
     provided by operating activities:
       Depreciation and amortization                                                  531,236            537,230
       Unrealized (gain) loss on marketable securities                                (36,832)          (111,457)
       Realized (gain) loss on sale of marketable securities                           (9,383)           142,119
       Treasury stock issued for compensation                                               0             10,000
       Net (gain) loss on disposal of property and equipment                          (45,230)                 0
       Deferred income tax (benefit) expense                                          (49,000)           (16,000)
       (Increase) decrease in operating assets:
         Accounts receivable - trade                                               (1,357,696)           349,782
         Inventories                                                                 (743,108)           (47,420)
         Refundable income taxes                                                       56,000            (23,000)
         Prepaid expenses and deposits                                               (419,625)               279
       Increase (decrease) in operating liabilities:
         Accounts payable - trade                                                   1,119,975             21,822
         Accrued expenses                                                             431,523                355
         Income taxes payable                                                         413,000            (16,000)
                                                                             ----------------    ---------------

                          Net cash provided by operating activities                   567,248            761,787
                                                                             ----------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from the disposal of property and equipment                               102,455                  0
   Purchase of equipment                                                             (102,624)          (670,303)
   Purchase of new facility                                                                 0         (2,254,999)
   Purchase of new facility improvements                                           (3,108,168)          (668,200)
   Proceeds from sales of marketable securities                                       536,404                  0
   Purchases of marketable securities                                                       0            (57,572)
                                                                             ----------------    ---------------

                          Net cash used in investing activities                    (2,571,933)        (3,651,074)
                                                                             ----------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net proceeds (payments) on lines of credit                                         (37,394)           541,745
   Proceeds from long-term debt                                                       433,236            498,273
   Proceeds from stockholder note                                                     150,000                  0
   Proceeds from issuance of bond obligation                                        1,815,282          2,327,264
   Payments on long-term debt                                                        (355,900)          (234,180)
   Proceeds from stock issuance                                                       890,690                  0
   Payment of bond fees                                                                     0           (149,996)
   Payment for repurchase of treasury stock                                                 0            (16,500)
   Proceeds from sale of treasury stock                                                     0              6,500
                                                                             ----------------    ---------------

                          Net cash provided by financing activities                 2,895,914          2,973,106
                                                                             ----------------    ---------------

Net increase in cash                                                                  891,229             83,819

Cash - beginning of year                                                              182,672             98,853
                                                                             ----------------    ---------------

Cash - end of year                                                           $      1,073,901    $       182,672
                                                                             ================    ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

Cash paid during the year for:
   Interest                                                                  $        373,596    $       120,854
   Income taxes                                                              $         35,000    $             0

See Notes to Financial Statements

                          NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2004

NOTE 1   Nature and Scope of Business

Kahiki Foods, Inc. was formed in 1982 to acquire a landmark restaurant in Columbus, Ohio. (The restaurant was closed in 2000.) In 1988, the Company began the manufacture and processing of frozen and other finished Chinese and Polynesian foods for wholesale distribution.

NOTE 2 Summary of Significant Accounting Policies

In the opinion of management, all adjustments considered necessary for a fair presentation of the results of operations and financial position have been included and all such adjustments are of a normal recurring nature.

Revenue Recognition

Revenues are recognized when the goods are shipped. The Company's products are perishable frozen foods with a limited life. Claims for damage during shipment must be made immediately upon receipt of the products. There are no other post-delivery obligations related to the Company's products. Any credits for damaged goods are netted against sales in the current period. During the year ended March 31, 2004, sales returns were $64,863 ($44,029 in 2003).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

Cash

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks.

The Company maintains its cash in three accounts with one financial institution. The carrying value is a reasonable estimate of the fair value.

Deposits

In accordance with a Loan Agreement dated December 1, 2002, with the State of Ohio, the Company maintains a Primary Reserve Account of $418,500 on deposit with a trustee. The Company also maintains $21,155 in deposits with various other vendors

Marketable Trading Securities

Management determines the appropriate classification of marketable securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. The Company's marketable securities are classified as trading. Trading securities are held for resale in anticipation of short-term fluctuations in market prices and are held at market value. Realized and unrealized gains and losses on the marketable securities are included in income.

Marketable securities consist of a $30,000 certificate of deposit with a bank and an equity mutual fund with a cost basis of $529,236 as of March 31, 2004 ($1,083,389 in 2003). The cumulative unrealized gain (loss) as of March 31, 2004 was $25,796 ($(8,168) in 2003).

Accounts Receivable - Trade

Accounts receivable are un-collateralized customer obligations due under normal trade terms requiring payment within 15 days of the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances 60 days past the invoice date are considered delinquent. Payments received for accounts receivable are allocated to the specific invoices identified on the customer remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The Company does not charge interest on past due account balances.

The carrying amount of accounts receivable is reduced, when necessary, by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management individually reviews all customer account balances on a monthly basis, and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. After management's review of all accounts receivable balances, management believes all amounts outstanding at March 31, 2004 are collectible and a valuation allowance is not necessary.

Inventories

Inventories consist of perishable food products and packaging supplies. The inventories are valued at the lower of cost (first-in, first-out method) or market. Impairment and changes in market value are evaluated on a per item basis.

If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

Inventories consisted of the following at March 31, 2004;

Raw Food Products              $       367,262
Finished good                          923,231
Supplies                               275,370
                               ---------------

                               $     1,565,863
                               ===============

Property and Equipment

Property and equipment is carried at cost less accumulated depreciation computed using the straight-line method. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Depreciation related to property and equipment used in production is reported in cost of sales. Property and equipment are depreciated over their estimated useful lives as follows:

Building and improvements          5 - 39 years
Machinery and equipment            5 -  9 years
Furniture and fixtures             5 -  7 years
Vehicles                           5 years

During the year ended March 31, 2004, the Company capitalized interest related to the acquisition and renovation of the new facility totaling approximately $236,000 ($65,000 in 2003). The capitalized interest is included in construction in progress on the balance sheet.

Deferred Bond Costs

Included in other assets are deferred bond costs of $147,988 (149,996 in 2003), which have no residual value. The deferred bond costs will be amortized on a straight-line basis over 22 years, the life of the bond obligation.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense amounted to $1,904,049 for the year ended March 31, 2004 ($1,409,725 in 2003).

General and Administrative Expenses

General and administrative expenses for the years ended March 31, 2004 and 2003 were as follows:

                              2004                        2003
                           -----------                -------------
Advertising                $ 1,904,049                $   1,409,725
Salaries and wages           1,009,602                    1,143,680
Taxes                          152,470                       44,592
Other                          187,111                       82,355
                           -----------                -------------

Total                      $ 3,253,232                $   2,515,642
                           ===========                =============

Customer Incentives

The Company routinely offers discounts, rebates, slotting fees, or other customer incentives, determined on a case-by-case basis by management at the senior level. During the year ended March 31, 2004, slotting fees of $227,917 ($75,826 in 2003) were netted against revenues.

Offering Costs

The Company's policy with respect to direct costs incurred in selling its securities is to net them against the proceeds from those sales. Cash offering costs in the amount of $137,840 associated with the sale of 602,940 shares of common stock during the year ended March 31, 2004 were netted against the proceeds from those stock sales. Additional offering costs of $140,613, representing the estimated fair value (using the Black-Scholes model) of stock options granted to consultants were netted against the proceeds.

Accounting for Stock-Based Compensation - Transition and Disclosure

In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require disclosures in both annual and interim financial statements regarding the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for fiscal years ending after December 15, 2002. adoption of SFAS No. 148 did not have a material impact on the Corporation's consolidated financial statements. As permitted by SFAS No. 148, the Corporation will continue to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock-Based Compensation, for all employee stock option grants and has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs. See Note 7 for additional information.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses were $34,561 during the year ended March 31, 2004 ($81,652 in 2003).

NOTE 3 Earnings Per Share (EPS)

                                         March 31, 2004                              March 31, 2003
                             Income          Shares      Per Share      Income           Shares         Per Share
                          (Numerator)    (Denominator)     Amount     (Numerator)    (Denominator)        Amount
                         -------------   --------------  ---------   ------------    --------------    ------------
       Basic EPS
Income from continuing
operations available to
common stockholders'     $      676,388      2,968,171        $.023  $     (85,923)     2,964,888      $      (0.03)

Effect of dilutive
options                               0        538,015        (0.04)             0              0                 0
                         --------------  -------------   ----------  -------------    -----------      ------------

      Diluted EPS
(Loss) income from
continuing operations
available to common
stockholders'            $      676,388      3,506,186   $     0.19  $     (85,923)     2,964,888      $      (0.03)
                         ==============  =============   ==========  =============    ===========      ============

Earnings per share are computed on the weighted average number of common shares outstanding including any dilutive options.

NOTE 4 Lines of Credit

The Company had available a $100,000 line of credit with a bank. The line of credit is due on demand and is secured by receivables, inventories and property and equipment. Interest is payable monthly at the prime rate plus 1-1/2%. The balance due on the line of credit was $0 at March 31, 2004 ($29,000 in 2003).

The Company had available a line of credit with another bank for $1,100,000. The credit line is due on demand and is secured by all assets of the Company. Principal payments of $1,980 plus interest are payable monthly at the prime rate. The balance due on the line of credit was $1,000,000 at March 31, 2004 ($1,008,396 in 2003). The line of credit was scheduled to mature May 19, 2004. On May 18, 2004, it was extended for three months. It was paid off June 2, 2004.

On June 1, 2004, the Company entered into a two-year agreement with a bank for a revolving loan facility not to exceed $2,500,000, to be used for retirement of the $1,100,000 credit line and additional working capital.

NOTE 5 Long-Term Debt

Long-term debt consisted of the following at March 31, 2004:

                                                      Terms
                                 Interest %         Per Month         Current         Long-Term
                               -------------     ----------------    --------        ------------
025  Shareholder Note           Prime + 2.00           Due 2/2005    $ 150,000       $          0
001  Mortgage Note                      8.00     $          4,853       44,802            143,352
     Equipment Notes
010   Bank                              6.24                6,102       59,664            184,585
289   Bank                     7.00 to 10.50                9,343      101,352             43,925
013   Bank                              7.63                4,606       38,712            119,947
016   Financing Company                 5.25                2,682       19,959            222,029
015   Financing Company                 3.00                1,982       20,450            100,001
035   Bank                              7.26                  854        8,683             16,799
005   Financing Company                 0.00                  549        6,594             21,429
011   Community Capital
       Development Corp.                5.00                2,711       28,732             56,747
007   City of Columbus                  7.00                1,393       10,779             78,958
014   Community Capital
       Development Corp.                2.83                2,161       23,076             80,079
060  Capital Lease - Land               4.25                1,698       16,688             77,784
                                                                     ---------       ------------
                                                                       529,491          1,145,635
     Bond Obligation            4.55 to 5.85     19,519 to 31,239      140,000          4,002,546
                                                                     ---------       ------------

                                                                     $ 669,491       $  5,148,181
                                                                     =========       ============

Long-term debt for the years ended March 31 matures as follows:

2005                $       669,491
2006                        491,915
2007                        450,649
2008                        355,024
2009                        230,762
Thereafter                3,619,831
                    ---------------

                    $     5,817,672
                    ===============

The above long-term debt is subject to certain covenants and restrictions including maintenance of certain financial requirements. The Company was in compliance with all material covenants and restrictions at March 31, 2004. Rates currently available from the bank for debt with similar terms and remaining maturities are used to estimate the fair value of the debt. The Company's carrying value approximates the fair value of the debt.

NOTE 6 Income Taxes

The provision (benefit) for income taxes consists of the following:

                                      2004              2003
                                 -------------     --------------
Current (benefit) expense:
  Federal                        $     381,000     $      (67,894)
  State                                 73,102              2,282
  Deferred (benefit) expense           (49,000)            16,000
                                 -------------     --------------

                                 $     405,102     $      (81,612)
                                 =============     ==============

The components of the net deferred tax asset is as follows:

                                               2004           2003
                                          -------------  --------------
Assets:
   Inventories                            $       9,000  $        3,000
   Accrued vacation                              20,000          20,000
   Unrealized loss on marketable
    securities                                        0           3,000
   Capital loss carry forward                    58,000          57,000
   Other                                          3,000          20,000
                                          -------------  --------------
             Gross Deferred Tax Assets           90,000         103,000
                                          -------------  --------------

Liabilities:
   Unrealized gains on marketable
    securities                                    4,000               0
   Depreciation on property and
    equipment                                    31,000          97,000
                                          -------------  --------------
          Gross Deferred Tax Liability           35,000          97,000
                                          -------------  --------------

Total Net Deferred Tax Asset (Liability)  $      55,000  $        6,000
                                          =============  ==============

A reconciliation of the Company's effective tax (benefit) provision is as follows:

                                                2004              2003
                                           -------------     ------------
Income (benefit) tax at statutory rates    $     367,000     $    (56,962)
State and Local (benefit) taxes, net of
   federal benefit                                47,861            8,935
Permanent differences                             (5,245)          13,217
Surtax and other rate differences                 (4,514)           2,498
                                           -------------     ------------

             Total (Benefit) Provision     $     405,102     $    (81,612)
                                           =============     ============

NOTE 7 Stockholders' Equity and Stock Options

The Company adopted the 2001 Non Qualified and Incentive Stock Option Plan effective July 16, 2001. The Plan authorizes the Company to grant options to purchase shares of common stock to directors, employees and consultants of the Company. The maximum number of common shares that may be issued under the Plan is 600,000. The Company also has outstanding 270,666 options for common shares under a contractual agreement with an employee. These shares are considered to be outside of the plan, but have been included in the disclosures for employee options.

As of March 31, 2004, four outside consultants held options to purchase a total of 323,800 shares of common stock, with exercise prices ranging from $.22 to $1.80. The options were issued at fair market value of the Company's stock on the date of issue. The Company records compensation based on the estimated fair value (Black-Scholes) of these options to non-employees. During the year ended March 31, 2004 a non-cash offering cost of $140,316 was netted against the proceeds of a stock offering, as the fair value of options granted during the year.

At March 31, 2004, a total of 520,966 qualified and non-qualified options were vested and the remaining options vest at various times over the next four years. These options expire at various dates through 2008.

The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan for employees. The vesting period of the options granted range from immediately exercisable to four years. Accordingly, no compensation cost has been recognized in the accompanying financial statements for options issued under the plan since the exercise price of the options was equal to the market value of the shares at the date of grant. Had compensation costs for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the methodology of Financial Accounting Standards Board Statement No. 123, Accounting For Stock - Based Compensation, the Company's net income and net income per share would change as indicated below.

                                                 2004                         2003
                                            -------------               ----------------
Net (Loss) Income:
 As reported                                $     676,388               $        (85,923)
 Total stock-based employee compensation
  expense determined under fair value
  based method for all awards, net of
  related tax effects                              44,234                        (21,983)
                                            -------------               ----------------

                                 Pro Forma  $     632,154               $       (107,906)
                                            =============               ================

Basic (Loss) Earnings Per Share:
 As reported                                $        0.23               $          (0.03)
 Pro Forma                                  $        0.21               $          (0.04)

Diluted (Loss) Earnings Per Share:
 As reported                                $        0.19               $          (0.03)
 Pro Forma                                  $        0.18               $          (0.04)

In order to determine compensation on options issued to consultants, as well as fair value disclosures for employee options, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

                                   2004                          2003
                                 --------                    ------------
Dividend yield                       0.00%                           0.00%
Expected volatility                200.00%                         200.10%
Risk-free interest rates             3.00%                   3.25% & 3.00%
Expected lives                   5 years                     5 years

A summary of the changes in the Company's stock options as of March 31, 2004 and 2003 is presented below:

                                                      2004                          2003
                                               --------------------     --------------------------
                                                                                         Weighted
                                                           Average                       Average
                                                          Exercise                       Exercise
                                                Shares     Price         Shares           Price
                                               -------    ---------     --------       -----------
April 1                                        606,466      $0.34        534,466       $      0.38
  Granted                                      139,333       1.26        174,000              0.63
  Exercised                                    (21,000)      0.17              0              0.00
  Cancelled                                          0       0.00       (102,000)             1.08
                                               -------      -----       --------       -----------

March 31                                       724,799      $0.52        606,466       $      0.34
                                               =======      =====       ========       ===========

                                                2004                 2003
                                              --------             --------
Options exercisable at year-end                520,966              206,683

Weighted-average fair value of options
  granted during the year                     $   1.26             $   0.62

                                       Weighted
                                        Average
                       Number          Remaining         Weighted          Number           Weighted
    Range of         Outstanding      Contractual         Average        Outstanding         Average
    Exercise          March 31,          Life            Exercise         March 31,         Exercise
     Prices             2004          (In Years)           Price            2003              Price
--------------       -----------      -----------        --------        -----------        --------
$0.1235 - 1.80         724,799            4.07           $   0.52          606,466          $   0.34

NOTE 8 Lease Commitments

The Company leases a facility used for its wholesaling operations under an agreement that is accounted for as an operating lease. This lease requires monthly payments of $6,400 through January 2005. The Company has the option to renew for two additional three-year terms.

During 2003, the Company entered into a capital lease arrangement with the City of Gahanna, Ohio to acquire land valued at $114,485. Lease payments of $1,698 per month through May 2009 will be allocated between principal and interest at 4.3%, with a final buyout of $100 due June 1, 2009.

The Company also leases manufacturing equipment under operating lease agreements. These leases expire at various dates through 2008 and require total monthly payments of $18,621.

Future annual minimum lease commitments as of March 31 are as follows:

2005                $        80,688
2006                         17,412
2007                         18,166
2008                         18,954
2009                         19,774
Thereafter                    3,578
                    ---------------

                    $       158,572
                    ===============

The Company's lease expense for the year ended March 31, 2004 was $317,766.

NOTE 9 Concentrations

Sales to three customers amounted to approximately 48% of total revenue in the year ended March 31, 2004 (43% in 2003). Accounts receivable from five customers accounted for approximately 74% of total accounts receivable as of March 31, 2004 (One customer accounted for approximately 15% in 2003).

NOTE 10 Commitments

In December 2002, the Company purchased a new operating facility for $2,254,999. As of March 31, 2004, the Company has spent an additional $3,776,366, which is reflected as construction in progress.

In March 2004, the Company filed a Form SB-2 Registration Statement with the SEC. Management expects to incur an unknown amount of additional professional fees in the process of completing that filing.

NOTE 11 Reclassification

"The statement of operations for the years ended March 31, 2004 and 2003 originally reported Net sales of $14,989,840 and $9,204684 respectively, and General and administrative expenses of $3,481,149 and $2,591,468 respectively. Slotting fees of $227,917 ($75,826 in 2003) have been reclassified as a reduction of revenue. The reclassification had no effect on net income or earnings per share amounts."

                              FINANCIAL STATEMENTS

                                   * * * * * *

                             MARCH 31, 2003 AND 2002

      C O N T E N T S

                                                  Page
INDEPENDENT AUDITORS' REPORT                        3

BALANCE SHEETS                                      4

STATEMENTS OF OPERATIONS                            6

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY       7

STATEMENTS OF CASH FLOWS                            8

NOTES TO FINANCIAL STATEMENTS                       9

To the Stockholders
Kahiki Foods, Inc.
Columbus, Ohio

     INDEPENDENT AUDITORS' REPORT

      We have audited the accompanying balance sheets of Kahiki Foods, Inc. as of March 31, 2003 and 2002, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Kahiki Foods, Inc. as of March 31, 2003 and 2002, and the results of its operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ GBQ Partners, LLC
Columbus, Ohio
May 6, 2003

                                      (3)

                               KAHIKI FOODS, INC.
                                 BALANCE SHEETS
                             March 31, 2003 and 2002

                                     ASSETS

                                                              2003            2002
                                                          ------------    ------------
CURRENT ASSETS
   Cash                                                   $    182,672    $     98,853
   Marketable securities                                     1,075,221       1,048,311
   Accounts receivable - trade                                 607,248         957,030
   Inventories                                                 822,755         775,335
   Refundable income taxes                                      56,000          33,000
   Deferred income taxes                                        25,000          90,000
                                                          ------------    ------------
     Total current assets                                    2,768,896       3,002,529
                                                          ------------    ------------

PROPERTY AND EQUIPMENT
   Land                                                        119,685           5,200
   Building and improvements                                   291,063         291,063
   Machinery and equipment                                   2,214,907       1,673,443
   Furniture and fixtures                                       49,816          38,106
   Vehicles                                                    109,543         106,899
   Construction in progress - new facility                   2,254,999               -
   Construction in progress - new facility improvements        668,200               -
                                                          ------------    ------------
                                                             5,708,213       2,114,711
   Less: accumulated depreciation                           (1,152,250)       (615,020)
                                                          ------------    ------------
     Net property and equipment                              4,555,963       1,499,691
                                                          ------------    ------------

OTHER ASSETS
   Deferred bond fees                                          149,996               -
   Other                                                        36,086          36,365
                                                          ------------    ------------
     Total other assets                                        186,082          36,365
                                                          ------------    ------------

     TOTAL ASSETS                                         $  7,510,941    $  4,538,585
                                                          ============    ============

                                      (4)

                               KAHIKI FOODS, INC.
                                 BALANCE SHEETS
                             MARCH 31, 2003 AND 2002

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Current portion of long-term debt                      $    327,666    $    221,697
   Current portion of the bond obligation                       46,667               -
   Notes payable - lines of credit                           1,037,396         495,651
   Accounts payable - trade                                    785,198         763,376
   Accrued expenses                                            113,504         113,149
   Income taxes payable                                              -          16,000
                                                          ------------    ------------
     Total current liabilities                               2,310,431       1,609,873

DEFERRED INCOME TAXES                                           19,000         100,000

BOND OBLIGATION                                              2,280,597               -

LONG-TERM DEBT                                               1,120,124         962,000
                                                          ------------    ------------
     Total liabilities                                       5,730,152       2,671,873
                                                          ------------    ------------

STOCKHOLDERS' EQUITY
   Common stock, no par value, 10,000,000 shares
     authorized; 2,964,888 and 2,966,328 shares issued;
     2,964,888 shares outstanding, respectively              1,393,868       1,479,868
   Additional paid-in capital                                  485,565         485,565
   Retained deficit                                            (98,644)        (12,721)
                                                          ------------    ------------
                                                             1,780,789       1,952,712

   Less: Treasury stock, 0 and 1,440 shares at cost
         in 2003 and 2002, respectively                              0         (86,000)
                                                          ------------    ------------

     Total stockholders' equity                              1,780,789       1,866,712
                                                          ------------    ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $  7,510,941    $  4,538,585
                                                          ============    ============

The accompanying notes are in integral part of the financial statements

                                      (5)

                               KAHIKI FOODS, INC.
                            STATEMENTS OF OPERATIONS
                   For the Years Ended March 31, 2003 and 2002

                                                              2003            2002
                                                          ------------    ------------
Sales                                                     $  9,204,684    $  9,374,917
                                                          ------------    ------------

Cost of sales:
   Cost of sales                                             6,096,808       6,123,826
   Depreciation and amortization expense                       537,230         270,409
                                                          ------------    ------------
     Total cost of sales                                     6,634,038       6,394,235
                                                          ------------    ------------
     Gross margin                                            2,570,646       2,980,682

Operating expenses:
   General and administrative expenses                       2,622,214       2,834,939
   New facility expenses                                        57,148               -
                                                          ------------    ------------
     Total operating expenses                                2,679,362       2,834,939
                                                          ------------    ------------

(Loss) income from operations                                 (108,716)        145,743
                                                          ------------    ------------

Other income (expense):
   Interest expense                                           (120,854)       (115,428)
   Interest and dividend income                                 61,951          86,424
   Net loss on marketable securities                           (30,662)        (79,478)
   Other                                                        30,746          57,336
                                                          ------------    ------------
     Total other income (expense)                              (58,819)        (51,146)
                                                          ------------    ------------

(Loss) income before income taxes                             (167,535)         94,597

Income tax (benefit) expense                                   (81,612)         17,056
                                                          ------------    ------------

   Net (Loss) Income                                      $    (85,923)   $     77,541
                                                          ============    ============

Basic (loss) earnings per share:
   Net (loss) income per share                            $       (.03)   $        .03
                                                          ============    ============

Weighted average shares outstanding for 2003 and 2002:
   2,964,888 and 2,946,484, respectively

Diluted (loss) earnings per share:

   Net (loss) income per share                            $       (.03)   $        .02
                                                          ============    ============

Weighted average shares outstanding for 2003 and 2002:
   2,964,888 and 3,136,310, respectively

The accompanying notes are in integral part of the financial statements

                                      (6)

                               KAHIKI FOODS, INC.
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                   For the Years Ended March 31, 2003 and 2002

                                                  Additional
                                    Common          Paid-In       Retained        Treasury
                                    Stock           Capital      (Deficit)          Stock          Total
                                 ------------    ------------   ------------    ------------    ------------
BALANCE - MARCH 31, 2001         $  1,474,977    $    485,565   $    (90,262)   $    (86,000)   $  1,784,280

Exercise of stock options for
   29,334 shares of common
   stock at $0.33 per share on
   November 13, 2001                    4,891               -              -               -           4,891

Net income                                  -               -         77,541               -          77,541
                                 ------------    ------------   ------------    ------------    ------------
BALANCE - MARCH 31, 2002            1,479,868         485,565        (12,721)        (86,000)      1,866,712

Purchase of 16,500 shares
   treasury stock at cost                   -               -              -         (16,500)        (16,500)

Reissued 16,500 shares
   treasury stock at cost                   -               -              -          16,500          16,500

Retirement of 1,440 shares
   of treasury stock                  (86,000)              -              -          86,000               -

Net loss                                    -               -        (85,923)              -         (85,923)
                                 ------------    ------------   ------------    ------------    ------------

BALANCE - MARCH 31, 2003         $  1,393,868    $    485,565   $    (98,644)   $          -    $  1,780,789
                                 ============    ============   ============    ============    ============

The accompanying notes are in integral part of the financial statements

                                      (7)

                               KAHIKI FOODS, INC.
                            STATEMENTS OF CASH FLOWS
                   For the Years Ended March 31, 2003 and 2002

                                                                   2003            2002
                                                               ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net (loss) income                                           $    (85,923)   $     77,541
                                                               ------------    ------------
   Adjustments to reconcile net (loss) income to net
     cash provided by operating activities:
       Depreciation and amortization                                285,449         270,409
       Accelerated depreciation on assets to be abandoned           251,781               -
       Unrealized (gain) loss on marketable securities             (111,457)         79,478
       Realized loss on sale of marketable securities               142,119               -
       Treasury stock issued for compensation                        10,000               -
       Loss on disposal of property and equipment                         -           7,270
       Deferred income tax (benefit) expense                        (16,000)         37,000
       (Increase) decrease in operating assets:
         Accounts receivable - trade                                349,782         (20,992)
         Inventories                                                (47,420)       (161,428)
         Refundable income taxes                                    (23,000)        (33,000)
         Other assets                                                   279           8,288
       Increase (decrease) in operating liabilities:
         Accounts payable - trade                                    21,822         205,183
         Accrued expenses                                               355        (109,746)
         Income taxes payable                                       (16,000)       (238,804)
                                                               ------------    ------------

       Net cash provided by operating activities                    761,787         121,199
                                                               ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of equipment                                           (670,303)       (286,702)
   Purchase of new facility                                      (2,254,999)              -
   Purchase of new facility improvements                           (668,200)              -
   Proceeds from disposal of property and equipment                       -          11,000
   Net purchases of marketable securities                           (57,572)       (108,852)
                                                               ------------    ------------
           Net cash used in investing activities                 (3,651,074)       (384,554)
                                                               ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings on lines of credit                                541,745         186,824
   Proceeds from long-term debt                                     498,273         292,800
   Proceeds from issuance of bond obligation                      2,327,264               -
   Payments on long-term debt                                      (234,180)       (296,679)
   Proceeds from stock issuance                                           -           4,891
   Payment of bond fees                                            (149,996)              -
   Payment for repurchase of treasury stock                         (16,500)              -
   Proceeds from sales of treasury stock                              6,500               -
                                                               ------------    ------------
           Net cash provided by financing activities              2,973,106         187,836
                                                               ------------    ------------

           Net increase (decrease) in cash                           83,819         (75,519)

Cash - beginning of year                                             98,853         174,372
                                                               ------------    ------------

Cash - end of year                                             $    182,672    $     98,853
                                                               ============    ============

SUPPLEMENTAL DISCLOSURES OF
   CASH FLOW INFORMATION:
     Cash paid during the year for:
       Interest                                                $    120,854    $    115,428
       Income taxes                                                       -         242,723

The accompanying notes are in integral part of the financial statements

                                      (8)

NATURE AND SCOPE OF BUSINESS

      The Kahiki was founded in 1961 as a theme based, full-service Polynesian restaurant. Kahiki Foods, Inc. was formed in 1988 to acquire and operate the restaurant and to manufacture and process frozen and other finished Chinese and Polynesian foods for wholesale distribution. The restaurant was closed in August 2000 and the restaurant assets and land were sold. After August 2000, the Company became completely concentrated on its manufacturing and processing of frozen food.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      USE OF ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

      CASH

      For purposes of the statements of cash flows, cash includes cash on hand and demand deposits held by banks.

      MARKETABLE SECURITIES

      Management determines the appropriate classification of marketable securities at the time they are acquired and evaluates the appropriateness of such classification at each balance sheet date. The Company's marketable securities are classified as trading. Trading securities are held for resale in anticipation of short-term fluctuations in market prices and are held at market value. Realized and unrealized gains and losses on the marketable securities are included in income.

      ACCOUNTS RECEIVABLE - TRADE

      Accounts receivable are uncollateralized customer obligations due under normal trade terms requiring payment within 15 days of the invoice date. Accounts receivable are stated at the amount billed to the customer. Customer account balances 60 days past the invoice date are considered delinquent. Payments received for accounts receivable are allocated to the specific invoices identified on the customer remittance advice or, if unspecified, are applied to the earliest unpaid invoices. The Company does not charge interest on past due account balances.

                                   (Continued)

                                      (9)

      The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management's best estimate of the amount that will not be collected. Management individually reviews all customer account balances on a weekly basis, and based on an assessment of current credit worthiness, estimates the portion, if any, of the balance that will not be collected. After management's review of all accounts receivable balances, management believes all amounts are collectible and a valuation allowance is not necessary.

      INVENTORIES

      Inventories consist of perishable food products and paper supplies. The inventories are valued at the lower of cost (first-in, first-out method) or market. Impairment and changes in market value are evaluated on a per item basis.

      If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value. Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

      PROPERTY AND EQUIPMENT

      Property and equipment is carried at cost, less accumulated depreciation computed using the straight-line method. Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred. Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income. Property and equipment are depreciated over their estimated useful lives as follows:

Building and improvements    5 - 39 years
Machinery and equipment      5 -  9 years
Furniture and fixtures       5 -  7 years
Vehicles                          5 years

      DURING 2003, THE COMPANY CAPITALIZED INTEREST RELATED TO THE ACQUISITION AND RENOVATION OF THE NEW FACILITY TOTALING APPROXIMATELY $65,000. THE CAPITALIZED INTEREST IS INCLUDED IN CONSTRUCTION IN PROGRESS ON THE BALANCE SHEET.

                                   (Continued)

                                      (10)

      During December 2002 and in anticipation of a move to a new operating facility, management revised the estimated useful life of certain assets located at the manufacturing facility classified as building and improvements, furniture and fixtures and machinery and equipment. The lives of these assets ranged from five to thirty-nine years and were reduced to nine months. The effect of this change is recognized over the remaining useful life of the respective assets. The total cost and accumulated depreciation of the assets at December 31, 2002 was $1,004,891 and $358,058, respectively. Accordingly, depreciation expense for 2003 was $251,781 more than it would have been had the estimated lives not been revised. The remaining net book value of these assets was $395,052, which will be depreciated fully in 2004.

      DEFERRED BOND COSTS

      Included in other assets are deferred bond costs of $149,996, which have no residual value. The deferred bond costs will be amortized on a straight-line basis over 22 years, the life of the bond obligation.

      REVENUE RECOGNITION

      Revenues are recognized when the goods are delivered.

      EARNINGS PER SHARE (EPS)

                                            2003                                    2002
                          -------------------------------------    --------------------------------------
                             Loss          Shares     Per Share       Income       Shares       Per Share
                          (Numerator)  (Denominator)    Amount     (Numerator)  (Denominator)     Amount
                          -----------  -------------  ---------    -----------  -------------   ---------
Basic EPS

(Loss) income from
   continuing operations
   available to common
   stockholders            $ (85,923)    2,964,888    $   (0.03)    $  77,541     2,946,484     $    0.03

Effect of dilutive
   options                         -             -            -             -       189,826         (0.01)
                           ---------     ---------    ---------     ---------     ---------     ---------

Diluted EPS

(Loss) income from
   continuing operations
   available to common
   stockholders            $ (85,923)    2,964,888    $   (0.03)    $  77,541     3,136,310     $    0.02
                           ---------     ---------    ---------     ---------     ---------     ---------

                                   (Continued)

                                      (11)

      Earnings per share are computed on the weighted average number of common shares outstanding including any dilutive options.

      Options to purchase 606,466 shares for the year ended March 31, 2003 were not included in the computation of diluted EPS because they would be anti-dilutive. Options to purchase 104,000 shares for the year ended March 31, 2002 were not included in the computation of diluted EPS because the exercise price of the options is greater than the average market price of common shares.

      ADVERTISING EXPENSE

      Advertising costs are expensed as incurred. Advertising expense amounted to $573,885 and $863,804 for the years ended March 31, 2003 and 2002, respectively.

      RESEARCH AND DEVELOPMENT

      The Company expenses research and development costs as incurred. Research and development expenses were approximately $82,000 and $101,000 as of March 31, 2003 and 2002, respectively.

      RECLASSIFICATIONS

      Certain reclassifications have been made to the 2002 balances in order to conform to 2003 classifications.

                                      CASH

      The Company maintains its cash in three accounts with one financial institution. The carrying value is a reasonable estimate of the fair value.

                              MARKETABLE SECURITIES

      Marketable securities, which are classified as trading securities, consist of two equity mutual funds with a cost basis of $1,083,389 and $1,167,937 as of March 31, 2003 and 2002, respectively. The unrealized loss as of March 31, 2003 and 2002 was $8,168 and $119,626, respectively. Included in the above amounts at March 31, 2003 and 2002, is a $30,000 certificate of deposit that is restricted until 2007. The certificate of deposit is restricted based on debt covenants.

                                  (Continued)

                                      (12)

INVENTORIES

      Inventories consisted of the following at March 31:

                     2003        2002
                   ---------   ---------
Raw food products  $  73,480   $ 124,736

Finished goods       401,787     369,384

Supplies             347,488     281,215
                   ---------   ---------

                   $ 822,755   $ 775,335
                   ---------   ---------

NOTES PAYABLE - LINES OF CREDIT

      The Company has available a $100,000 line of credit with a bank. The line of credit is due on demand and is secured by receivables, inventories and property and equipment. Interest is payable monthly at the prime rate plus 1-1/2% (5.75% and 5.25% at March 31, 2003 and 2002, respectively). The balance due on the line of credit was $29,000 and $50,651 at March 31, 2003 and 2002, respectively.

      The Company has available a line of credit with another bank for $1,100,000. The credit line is due on demand and is secured by all assets of the Company. Principal payments of $1,980 plus interest are payable monthly at the prime rate (4.25% and 4.75% at March 31, 2003 and 2002, respectively). The balance due on the line of credit was $1,008,396 and $445,000 at March 31, 2003 and 2002, respectively.

      The Company's carrying value approximates the fair value of the notes as of March 31, 2003.

                                 LONG-TERM DEBT

      Long-term debt consisted of the following at March 31:

                                                                        2003           2002
                                                                     -----------    -----------
Mortgage Note

   Term note due to an investment company, payable in monthly installments of $4,853 including interest at 8.0%, due October
     2007. The note is unsecured.
                                                                     $   229,523    $   267,721

                                   (Continued)

                                      (13)

                                                                               2003           2002
                                                                           ------------    ----------
EQUIPMENT NOTES

   TERM NOTE TO A BANK PAYABLE IN MONTHLY INSTALLMENTS OF $6,102,
     INCLUDING INTEREST AT 6.24%, SECURED BY EQUIPMENT AND DUE DECEMBER
     2007.                                                                      300,310             -

   TERM NOTES DUE TO A BANK, PAYABLE IN MONTHLY INSTALLMENTS OF $9,343
     INCLUDING INTEREST AT RATES RANGING FROM 7.0% TO 10.5%. THESE NOTES
     ARE SECURED BY ALL ASSETS OF THE COMPANY AND DUE THROUGH VARIOUS
     DATES THROUGH SEPTEMBER 2005.                                              242,077       331,637

   TERM NOTE DUE TO A BANK, WITH MONTHLY INTEREST PAYMENTS AT PRIME PLUS
     1.00% UNTIL JUNE 2002. MONTHLY PAYMENTS OF $4,606 INCLUDING
     INTEREST AT 7.63%, SECURED BY EQUIPMENT AND DUE JUNE 2007.                 200,098       159,173

   TERM NOTE DUE TO A FINANCING COMPANY, PAYABLE IN MONTHLY INSTALLMENTS
     OF $1,982 INCLUDING INTEREST AT 3.0%, DUE IN OCTOBER 2009. THE NOTE
     IS SECURED BY EQUIPMENT.                                                   140,298       150,000

   TERM NOTE DUE TO COMMUNITY CAPITAL DEVELOPMENT CORPORATION, PAYABLE
     IN MONTHLY INSTALLMENTS OF $2,711 INCLUDING INTEREST AT 5.0%, DUE
     JANUARY 2007. THE NOTE IS SECURED BY ALL BUSINESS ASSETS.                  112,744       138,618

   TERM NOTE DUE TO THE CITY OF COLUMBUS, PAYABLE IN MONTHLY
     INSTALLMENTS OF $1,393 INCLUDING INTEREST AT 7.0%, SECURED BY
     EQUIPMENT AND DUE JANUARY 2011.                                             99,790       109,165

                                   (Continued)

                                      (14)

                                                                               2003           2002
                                                                           ------------    ----------

   TERM NOTES DUE TO A BANK, PAYABLE IN MONTHLY INSTALLMENTS OF $1,305
     INCLUDING INTEREST AT RATES RANGING FROM 9.3% TO 10.52%, SECURED BY
     VEHICLES. THESE NOTES ARE DUE AT VARIOUS DATES THROUGH MARCH 2004.          12,483        27,383

CAPITAL LEASE

   CAPITAL LEASE DUE TO THE CITY OF GAHANNA, PAYABLE IN MONTHLY
     INSTALLMENTS OF $1,698 INCLUDING INTEREST AT 4.30%, SECURED BY LAND
     AND DUE JUNE 2009.                                                         110,467

BOND OBLIGATION

   BOND OBLIGATION PAYABLE TO THE STATE OF OHIO WITH INTEREST ONLY
     PAYMENTS AT 4.55% DUE THROUGH NOVEMBER 2003. PRINCIPAL, INTEREST
     PAYMENTS RANGING FROM $19,519 TO $31,239 FROM DECEMBER 2003 THROUGH
     DECEMBER 2022 WITH INTEREST RANGING FROM 4.55% TO 5.85%, SECURED BY
     SUBSTANTIALLY ALL ASSETS OF THE COMPANY. THE OBLIGATION IS
     PERSONALLY GUARANTEED BY THE PRESIDENT OF THE COMPANY.                   2,327,264
                                                                           ------------    ----------
                                                                              3,775,054     1,183,697
   Less:  current portion                                                      (374,333)     (221,697)
                                                                           ------------    ----------

                                                                           $  3,400,721    $  962,000
                                                                           ============    ==========

                                   (Continued)

                                      (15)

      Long-term debt for the years ended March 31 matures as follows:

      2004                         $  374,333
      2005                            478,763
      2006                            428,057
      2007                            404,618
      2008                            325,760
Thereafter                          1,763,523
                                   ----------

                                   $3,775,054
                                   ==========

      The bond obligation's face amount is $4,180,000. As of March 31, 2003, the Company had only drawn $2,327,264. The remaining funds will be drawn to fund the renovations and equipment purchases for the Company's new facility.

      The above long-term debt is subject to certain covenants and restrictions including maintenance of certain financial requirements. Rates currently available from the bank for debt with similar terms and remaining maturities are used to estimate the fair value of the debt. The Company's carrying value approximates the fair value of the debt.

INCOME TAXES

      The provision (benefit) for income taxes consists of the following:

                                                      2003                 2002
                                                      ----                 ----
Current (benefit) expense:

   Federal                                      $     (67,894)          $   (20,067)

   State                                                2,282                   123

Deferred (benefit) expense                            (16,000)               37,000
                                                -------------           -----------
                                                $     (81,612)          $    17,056
                                                =============           ===========

                                   (Continued)

                                      (16)

      The components of the net deferred tax asset is as follows:

                                                                   2003       2002
                                                                   ----       ----
Assets:

       Inventories                                               $  3,000    $23,000

       Accrued vacation                                            20,000     17,000

       Unrealized loss on marketable securities                     3,000     48,000

       Capital loss carry forward                                  57,000          -

       Other                                                       20,000      8,000
                                                                 --------   --------

               Gross deferred tax assets                          103,000     96,000
                                                                 --------   --------
Liabilities:

       Depreciation on property and equipment                      97,000    106,000
                                                                 --------   --------

                      Total net deferred tax asset (liability)   $  6,000   ($10,000)
                                                                 ========   ========

      A reconciliation of the Company's effective tax (benefit) provision is as follows:

                                                             2003          2002
                                                             ----          ----
Income (benefit) tax at statutory rates                   $(56,962)      $ 32,163

State and local (benefit) taxes, net of federal benefit     (8,935)         3,070

Permanent differences                                       (3,217)        (7,298)

Surtax and other rate differences                           (2,498)          (879)
                                                          --------       --------

Total (benefit) provision                                 $(81,612)      $ 17,056
                                                          ========       ========

STOCKHOLDERS' EQUITY AND STOCK OPTIONS

      The Company adopted the 1995 Stock Option Plan effective May 1, 1995. The 1995 Plan authorizes the Company to grant options to purchase shares of common stock to directors, employees and consultants of the Company. The maximum number of common shares that may be issued under the 1995 Plan is 600,000. The Company also has outstanding 270,666 options for common shares under a contractual agreement with an employee. These shares are considered to be outside of the plan, but have been included in the disclosures for employee options.

                                   (Continued)

                                      (17)

      As of March 31, 2003 and 2002, outside consultants held options to purchase 66,600 and 46,600 shares of common stock, respectively, with exercise prices ranging from $.22 to $.63. The options were issued at their fair market value, and as such, no compensation expense has been granted. At March 31, 2003 and 2002, only 206,683 and 92,133 options, respectively, were vested and the remaining options vest at various times over the next four years. These options expire at various dates through 2006.

      The Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plan for employees, consultants and the outside directors. The vesting period of the options granted range from immediately exercisable to four years. Accordingly, no compensation cost has been recognized in the accompanying financial statements for options issued under the plan since the exercise price of the options was equal to the market value of the shares at the date of grant. Had compensation costs for the Company's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the methodology of Financial Accounting Standards Board Statement No. 123, Accounting For Stock - Based Compensation, the Company's net income and net income per share would change as indicated below.

Net (loss) income:

 As reported                                              $   (85,923)   $   77,541

 Total stock-based employee compensation

      expense determined under fair value based

      method for all awards, net of related tax effects       (21,983)      (23,648)
                                                          -----------    ----------

 Pro forma                                                $  (107,906)   $   53,893
                                                          ===========    ==========

Basic (loss) earnings per share:

      As reported                                         $     (0.03)   $     0.03

      Pro forma                                           $     (0.04)   $     0.02


Diluted (loss) earnings per share:

      As reported                                         $     (0.03)   $     0.02

      Pro forma                                           $     (0.04)   $     0.02

                                   (Continued)

                                      (18)

      The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions.

                                    2003                     2002
                                    ----                     ----
Dividend yield                        0%                        0%

Expected volatility                 200.1%                    229.5%

Risk-free interest rates        3.25% and 3.00%           3.50% and 3.25%

Expected lives                      5 Years                  5 Years

      A summary of the status of the Company's employee stock option plan as of March 31, 2003 and 2002 and changes for the years then ended are presented below:

                                        2003                               2002
                                --------------------               --------------------
                                            Weighted                            Weighted
                                             Average                             Average
                                            Exercise                            Exercise
                                 Shares      Price                 Shares        Price
                                 ------      -----                 ------        -----

April 1                          534,466     $ 0.38                529,800       $0.36

Granted                          174,000     $ 0.63                 34,000       $0.59

Exercised                              -     $ 0.00                (29,334)      $0.17
                                         -
Canceled                        (102,000)    $ 1.08                      -       $0.00
                                --------                           -------
March 31                         606,466     $ 0.34                534,466       $0.38
                                ========                           =======

                                                                   2003          2002
                                                                   ----          ----
Options exercisable at year-end                                   206,683       313,566


Weighted-average fair value of options
  granted during the year                                        $   0.62      $   0.47

                                                    Weighted Average     Weighted        Number          Weighted
                                    Number             Remaining         Average       Outstanding        Average
Range of                         Outstanding        Contractual Life     Exercise       March 31,        Exercise
Exercise Prices                 March 31, 2003        (In Years)          Price           2002            Price
                                --------------         --------           -----           ----            -----
$0.17 - $0.85                      606,466                6.16            $0.34          534,466           $0.38

                                   (Continued)

                                      (19)

LEASE COMMITMENTS

      The Company leases a facility used for its wholesaling operations under an agreement that is accounted for as an operating lease. This lease requires monthly payments of $6,400 through January 2005. The Company has the option to renew for two additional three-year terms.

      The Company also leases manufacturing equipment under operating lease agreements. These leases expire at various dates through 2008 and require total monthly payments of $18,621.

      Future annual minimum lease commitments as of March 31 are as follows:

2004                 $    300,783
2005                      174,040
2006                       24,126
2007                       24,126
2008                       24,126
                     ------------

Total                $    547,201
                     ============

      The Company's lease expense for the years ended March 31, 2003 and 2002 was $334,943 and $328,871, respectively.

CONCENTRATIONS

      Sales to three customers amounted to approximately 43% in 2003 and one customer accounted for 53% in 2002 of total revenue. Accounts receivable from one customer accounted for approximately 15% and from two customers accounted for 59% of total accounts receivable as of March 31, 2003 and 2002, respectively.

COMMITMENTS

      In December 2002, the Company purchased a new operating facility for $2,254,999. The Company committed to pay approximately $1,000,000 to upgrade the facility. As of March 31, 2003, the Company has spent an additional $668,200, which is reflected as construction in progress.

SUBSEQUENT EVENTS

      On April 18, 2003, the Company declared a 2 for 1 stock split for stockholders of record as of May 1, 2003. All per share amounts in the accompanying financial statements have been restated to reflect the stock split.